Exhibit 2.1

MERGER AGREEMENT

by and among

GINSBERG HOLDCO, INC.

GINSBERG MERGER SUB, INC.

and

GIGAMON INC.

Dated October 26, 2017

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

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INDEX OF DEFINED TERMS

Definition	Location
Acceptable Confidentiality Agreement	Annex A
Acquisition Proposal	Annex A
Acquisition Transaction	Annex A
Affiliate	Annex A
Agreement	Preamble
Alternate Debt Financing	Section 7.3(c)
Anti-Corruption and Anti-Bribery Laws	Annex A
Antitrust Laws	Annex A
Applicable Law	Annex A
Assets	Section 3.19
Balance Sheet	Annex A
Board Recommendation Notice Period	Section 7.1(c)(ii)(3)
Business Day	Annex A
Cancelled Shares	Section 1.4(b)(ii)
Cash on Hand	Annex A
Capitalization Date	Section 3.5(a)
Certificate of Merger	Section 1.1
Certificates	Section 2.3(c)
Closing	Section 2.1
Closing Date	Section 2.1
Code	Annex A
Collective Bargaining Agreements	Section 3.17(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 7.1(c)(i)
Company Board Recommendation Change	Section 7.1(c)(i)
Company Capital Stock	Annex A
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Equity Incentive Plan	Annex A
Company ESPP	Annex A
Company Form 10-K	Article III
Company Form 10-Q	Article III
Company Intellectual Property Rights	Annex A
Company Material Adverse Effect	Annex A
Company Options	Annex A
Company Plans	Section 7.12(c)
Company Preferred Stock	Section 3.5(a)
Company Products	Annex A
Company Registered IP	Section 3.20
Company Securities	Section 3.5(c)
Company Stockholder Meeting	Section 7.1(b)(i)
Company Stockholders	Recitals

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Definition	Location
Company Termination Payment	Section 8.4(a)(i)
Comparable Plans	Section 7.12(c)
Competing Acquisition Transaction	Annex A
Confidentiality Agreement	Section 7.7
Consent	Section 3.3
Continuing Employees	Annex A
Contract	Annex A
Copyrights	Annex A
D&O Insurance	Section 7.11(b)
Debt Commitment Letter	Section 4.10(b)
Debt Financing	Section 4.10(b)
Debt Financing Sources	Section 4.10(b)
Delaware Law	Annex A
Delaware Secretary of State	Section 1.1
DGCL	Annex A
Dissenting Shares	Section 1.4(b)(iii)
DOJ	Annex A
DOL	Annex A
Domain Names	Annex A
Effect	Annex A
Effective Time	Section 1.1
Employee Plans	Annex A
Enforceability Limitations	Section 3.2(b)
Environment	Annex A
Environmental Law	Annex A
Equity Commitment Letter	Section 4.10(a)
Equity Financing	Section 4.10(a)
ERISA	Annex A
ERISA Affiliate	Annex A
Exchange Act	Annex A
Export and Import Control Laws	Annex A
FCPA	Annex A
Final Purchase	Section 1.4(d)
Financial Advisor	Section 3.24
Financing	Section 4.10(b)
Financing Commitment Letters	Section 4.10(b)
Forward-Looking Statements	Article III
FTC	Annex A
GAAP	Annex A
Governmental Authority	Annex A
Guarantors	Recitals
Hazardous Substance	Annex A
HSR Act	Annex A
Indebtedness	Annex A
Indemnified Persons	Section 7.11(a)

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Definition	Location
Intellectual Property Rights	Annex A
Intervening Event	Annex A
IRS	Annex A
knowledge	Annex A
Labor Organization	Section 3.17(a)
Leased Real Property	Section 3.18(b)
Leases	Section 3.18(b)
Legal Proceeding	Annex A
Liabilities	Annex A
Lien	Annex A
Limited Guarantee	Recitals
Marketing Period	Annex A
Material Contract	Annex A
Maximum Annual Premium	Section 7.11(b)(i)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Minimum Cash Amount	Annex A
New Debt Commitment Letters	Section 7.3(c)
New Plans	Section 7.12(d)
Newco	Preamble
Newco Closing Failure Payment	Section 8.4(b)
Newco Material Adverse Effect	Annex A
Newco Parties	Annex A
NYSE	Annex A
Object Code	Annex A
Old Plans	Section 7.12(d)
Option Consideration	Section 1.4(c)(i)
Order	Annex A
Other Required Company Filing	Section 7.1(a)(ii)
Other Required Newco Filing	Section 7.1(a)(iii)
Outstanding Stock Awards	Annex A
Patents	Annex A
Payment Agent	Section 2.3(a)
Payment Fund	Section 2.3(b)
Performance Restricted Stock	Annex A
Performance Restricted Stock Units	Annex A
Permit	Annex A
Permitted Liens	Annex A
Person	Annex A
Personal Information	Section 3.25
Privacy Laws	Section 3.25
Proxy Statement	Section 7.1(a)(i)
Public Software	Annex A
Reference Date	Section 3.7(a)

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Definition	Location
Registered IP	Annex A
Representatives	Annex A
Required Amount	Section 4.10(c)
Required Financing Information	Section 7.3(f)(i)(3)
Requisite Stockholder Approval	Section 3.2(f)
Restricted Cash	Annex A
Restricted Stock	Annex A
Restricted Stock Unit Consideration	Section 1.4(c)(ii)
Restricted Stock Units	Annex A
Risk Factors	Article III
Sarbanes-Oxley Act	Annex A
SEC	Annex A
SEC Reports	Section 3.7(a)
Section 409A	Section 3.16(g)
Securities Act	Annex A
Share	Recitals
Shares	Recitals
Software	Annex A
Solvent	Section 4.9
Source Code	Annex A
Stock Award	Annex A
Subsidiary	Annex A
Subsidiary Securities	Section 3.6(d)
Superior Proposal	Annex A
Superior Proposal Notice Period	Section 8.1(f)
Surviving Corporation	Section 1.1
Tax	Annex A
Tax Returns	Annex A
Technology	Annex A
Termination Date	Section 8.1(b)
Third Party	Annex A
Trade Secrets	Annex A
Trademarks	Annex A
Transaction Litigation	Section 7.9
Uncertificated Shares	Section 1.4(b)(i)
Unpaid Company Transaction Expenses	Annex A
User Documentation	Annex A
WARN	Annex A

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 26, 2017 by and among Ginsberg Holdco, Inc., a Delaware corporation (“Newco”), Ginsberg Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Sub”), and Gigamon Inc., a Delaware corporation (the “Company”). All capitalized terms that are not defined elsewhere in this Agreement shall have the respective meanings assigned thereto in Annex A.

W I T N E S S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company (the “Merger”), and each share (each a “Share” and collectively, the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) then outstanding will thereupon be cancelled and converted into the right to receive $38.50 in cash, without interest (the “Merger Consideration”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the stockholders of the Company (the “Company Stockholders”), other than, to the extent applicable, Newco, Merger Sub or any other Affiliate of Newco, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend that the Company Stockholders adopt this Agreement.

WHEREAS, the Boards of Directors of Newco and Merger Sub have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

WHEREAS, concurrently with the execution of this Agreement, Newco is delivering to the Company a Limited Guarantee (the “Limited Guarantee”) of Elliott Associates, L.P., a Delaware limited partnership and Elliott International, L.P., a Cayman Islands limited partnership (collectively, the “Guarantors”) pursuant to which the Guarantors have guaranteed certain covenants and obligations of Newco under this Agreement.

WHEREAS, concurrently with the execution of this Agreement, the Guarantors are delivering to the Company a Voting Agreement (the “Voting Agreement”) pursuant to which the Guarantors have agreed to vote all Shares beneficially owned by the Guarantors and their Affiliates in favor of adopting this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Newco, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Newco. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.” Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Newco, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Newco and the Company and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

1.2 The Surviving Corporation of the Merger .

(a) Certificate of Incorporation and Bylaws of the Surviving Corporation.

(i) Certificate of Incorporation. Subject to the terms of Section 7.11, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Gigamon Inc.”

(ii) Bylaws. Subject to the terms of Section 7.11, at the Effective Time, and without any further action on the part of the Company and Merger Sub, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

(b) Directors and Officers of the Surviving Corporation.

(i) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(ii) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

1.3 General Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Effect of the Merger on Capital Stock of the Merging Corporations.

(a) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or any other Person, each share of common stock of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate or book entry evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Common Stock of the Company.

(i) Generally. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or any other Person, other than as otherwise set forth in this Section 1.4(b), each Share that is outstanding immediately prior to the Effective Time (including Shares of Restricted Stock, it being understood and hereby agreed that all cash payments that become payable in respect of Restricted Stock pursuant to this Section 1.4(b) shall be unrestricted and paid promptly upon compliance with the procedures set forth herein) shall be canceled and extinguished and automatically converted into the right to receive the Merger Consideration, without interest, and subject to deduction for any required withholding Tax, upon the surrender of the certificate, if any, representing such Share or the transfer of such non-certificated Shares represented by book entry (“Uncertificated Shares”) in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3(d)); provided, however, that in the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time, the Merger Consideration shall be equitably adjusted so as to provide Newco and the holder of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, further, that nothing in this Section 1.4(b)(i) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement. With respect to any Shares of Performance Restricted Stock, the achievement of all performance goals applicable thereto will be based on actual performance as set forth in the applicable agreements governing the Performance Restricted Stock and any earned portion of such award will be eligible to vest based on the terms set forth in such agreements. From and after the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, if any, to be paid in respect thereof pursuant to this Section 1.4(b)(i), without interest. The Merger Consideration issued upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, a certificate representing Shares is presented to the Surviving Corporation for any reason, then, subject to the provisions set forth in Section 2.3, such certificate shall be canceled and exchanged for the Merger Consideration in accordance with this Section 1.4(b), provided, however, that if any certificates representing Shares or Uncertificated Shares shall not have been exchanged prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration would otherwise escheat to or become the property of any Governmental Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(ii) Cancelled Shares. Notwithstanding anything to the contrary set forth herein, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or any other Person, each Share that is owned by Newco, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Newco, Merger Sub or the Company, in each case immediately prior to the Effective Time (“Cancelled Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Dissenting Shares. Notwithstanding anything to the contrary set forth in this Agreement, Shares issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL; provided, however, that if, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, into the right to receive the Merger Consideration in accordance with Section 1.4(b)(i), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Newco prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the

Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Newco shall have the opportunity and right to participate in and direct all negotiations and Legal Proceedings with respect to such demands. Except with the prior written consent of Newco, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

(c) Stock Awards of the Company.

(i) Stock Options. Newco shall not assume any Company Options in connection with the Merger. At the Effective Time, each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (x) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Option, multiplied by (y) the total number of Shares issuable upon the exercise in full of such Company Option (the “Option Consideration”); provided that, if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.

(ii) Restricted Stock Units; Performance Restricted Stock Units. Newco shall not assume any Restricted Stock Units in connection with the Merger. At the Effective Time, each Restricted Stock Unit outstanding immediately prior to the Effective Time (whether vested or unvested) shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (x) the Merger Consideration multiplied by (y) the total number of Shares subject to such award of Restricted Stock Units (the “Restricted Stock Unit Consideration”). With respect to any Performance Restricted Stock Units, the achievement of all performance goals applicable thereto will be based on actual performance as set forth in the applicable agreements governing the Performance Restricted Stock Units, any earned portion of such award will be eligible to vest based on the terms set forth in such agreements, and any unearned portion of such award shall be cancelled without any cash payment or other consideration being made in respect thereof.

(d) Company ESPP. Effective as of no later than immediately preceding the Effective Time, the Company shall have terminated the Company ESPP. Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company’s ESPP) shall adopt such resolutions with respect to the Company ESPP to provide that (i) all outstanding purchase rights under the Company ESPP shall automatically be exercised, in accordance with the terms of the Company ESPP, prior to the Effective Time (the “Final Purchase”), (ii) the Company ESPP shall terminate with the Final Purchase and no further purchase rights are granted under the Company ESPP thereafter, and (iii) each individual participating in the Company ESPP or eligible to participate therein shall not be permitted (x) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect on the date of this Agreement or commence new contributions, or (y) to make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement. All shares of Company Common Stock purchased in the Final Purchase shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(e) Implementation. The Company Board or a committee thereof shall pass resolutions to effect the transactions contemplated by Sections 1.4(b)(i), 1.4(c) and 1.4(d) under the Company Equity Incentive Plans, Company ESPP, all Company Option agreements, all Restricted Stock agreements, all Restricted Stock Unit agreements, and any other plan or arrangement of the Company. As soon as practicable (and in no event more than thirty calendar days) following the Closing, Newco shall cause the Surviving Corporation to pay the Option Consideration and Restricted Stock Unit Consideration, in each case, less any applicable withholding Taxes, required to be paid to the holders of such Company Options and Restricted Stock Units, as applicable. The cancellation of the Company Options or Restricted Stock Units as provided in this Section 1.4(c) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Company Options or Restricted Stock Units.

1.5 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall have the authority to take all such lawful and necessary action.

ARTICLE II

THE CLOSING

2.1 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur: (a) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California, 94105, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), provided, that if the Marketing Period has not ended as of such date, then the Closing shall not occur until the earlier of (i) any Business Day during the Marketing Period as may be specified by Newco on no less than two Business Days’ prior notice to the Company (provided, that such notice may be conditioned upon the simultaneous completion of the Debt Financing, and provided¸ further, that if such Debt Financing is not completed for any reason on the date specified by such notice, the Closing shall occur on the earliest practicable date thereafter that the Debt Financing is capable of being completed) and (ii) three Business Days after the final day of the Marketing Period, and provided, further, that, in the case of clauses (i) and (ii), the conditions set forth in Section 2.2 continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder of such conditions at the Closing); or (b) at such other location, date and time as Newco and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.2 Conditions to Closing.

(a) Mutual Conditions to Closing. The respective obligations of Newco, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver of each of the following conditions prior to or at the Effective Time:

(i) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(ii) Requisite Regulatory Approvals. All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(iii) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have:

(1) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or restraining the consummation of the Merger; or

(2) issued or granted any Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or restraining the consummation of the Merger.

(b) Additional Newco and Merger Sub Conditions. The obligations of Newco and Merger Sub to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time, any of which may be waived exclusively by Newco:

(i) Compliance with Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements, covenants and other obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(ii) Accuracy of Representations and Warranties. Each of the representations and warranties of the Company:

(1) set forth in Section 3.10(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on such date;

(2) set forth in Section 3.1, Section 3.2 and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on such date (except for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct in all material respects as of such particular date); provided, however, that for purposes of determining the accuracy of the representations and warranties for purposes of this Section 2.2(b)(ii)(2), all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not any qualifications based on a “Company Material Adverse Effect”) contained in such representations and warranties shall be disregarded;

(3) set forth in Section 3.5 shall be true and correct as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on such date, except (A) those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for inaccuracies which (x) would not increase the aggregate Merger Consideration payable in the Merger by more than a de minimis amount and (y) are otherwise not material), and (B) for inaccuracies which (x) would not increase the aggregate Merger Consideration payable in the Merger by more than a de minimis amount and (y) are otherwise not material; and

(4) otherwise set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of such date, except for (A) those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except as has not had, and would reasonably be expected to have, individually or in the aggregate with all inaccuracies under this clause (4), a Company Material Adverse Effect), and (B) any failure to be so true and correct as of such date which has not had, or would reasonably be expected to have, individually or in the aggregate with all inaccuracies under this clause (4), a Company Material Adverse Effect; provided, however, that for purposes of determining the accuracy of the representations and warranties for purposes of Section 2.2(b)(ii)(4), all qualifications based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.

(iii) Cash on Hand. The Company shall have Cash on Hand immediately prior to the Effective Time equal to no less than (i) the Minimum Cash Amount plus (ii) the aggregate amount of any Unpaid Company Transaction Expenses.

(iv) No Company Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing.

(v) Receipt of Officers’ Certificate. Newco and Merger Sub shall have received a certificate, signed for and on behalf of the Company by the chief executive officer and the chief financial officer of the Company, certifying the satisfaction of the conditions set forth in Sections 2.2(b)(i) through (iv).

(c) Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions prior to or at the Effective Time, any of which may be waived exclusively by the Company:

(i) Compliance with Agreements and Covenants. Newco and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

(ii) Accuracy of Representations and Warranties. The representations and warranties of Newco and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of such date, except for (A) those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except as has not had, and would not reasonably be expected to have, individually or in the aggregate with all inaccuracies under this clause (ii), a Newco Material Adverse Effect), and (B) any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate with all inaccuracies under this clause (ii), a Newco Material Adverse Effect; provided, however, that for purposes of determining the accuracy of the representations and warranties for purposes of this Section 2.2(c)(ii), all qualifications based on a “Newco Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.

(iii) Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Newco and Merger Sub by a duly authorized officer of each of Newco and Merger Sub, certifying the satisfaction of the conditions set forth in Sections 2.2(c)(i) and (ii).

2.3 Issuance of Merger Consideration after the Closing.

(a) Payment Agent. Prior to the Effective Time, Newco shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Payment Fund.

(i) Creation of Payment Fund. On the Closing Date, Newco or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent for payment to the holders of Shares pursuant to the provisions of Article I, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration by (y) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (excluding Cancelled Shares and Dissenting Shares) (such cash amount being referred to herein as the “Payment Fund”). The Payment Agent shall invest any cash included in the Payment Fund as directed by Newco, on a daily basis, provided, that the Payment Fund shall not be invested in any instruments other than direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the government of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall be paid to Newco, upon demand. From time to time following the Effective Time as required, Newco or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent additional cash in any amount necessary to enable the Payment Agent to pay any and all Merger Consideration payable hereunder, including any shortfalls resulting from any losses from any investments in the Payment Fund. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(ii) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Shares on the date that is one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore exchanged their Shares for the Merger Consideration pursuant to the provisions of, and subject to the limitations of, Section 1.4(b) shall thereafter look only to the Surviving Corporation, as general creditors thereof, for any payment of and claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of Article I.

(c) Exchange Procedures. Promptly following the Effective Time, Newco and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of Shares as of immediately prior to the Effective Time: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding Shares (excluding Cancelled Shares and Dissenting Shares) (or effective affidavits of loss in lieu thereof) or transfer of Uncertificated Shares (excluding Cancelled Shares and Dissenting Shares) to the Payment Agent); and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of Article I. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate or Uncertificated Share (subject to deduction for any required withholding Tax), upon (x) surrender to the Payment Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents and information as may reasonably be requested by the Payment Agent, or (y) receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, from and after the Effective Time each such Certificate or Uncertificated Share shall represent for all purposes only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of Article I. If Certificates or Uncertificated Shares are presented to the Surviving Corporation after the Effective Time for any reason, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth in Article I and subject to the limitations contained therein. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time.

(d) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration issuable in respect thereof pursuant to Section 1.4(b)(i); provided, however, that the Surviving Corporation or the Payment Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(e) Transferred Shares. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Payment Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable.

(f) Tax Withholding. Each of the Payment Agent, Newco, the Company and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under Applicable Law. To the extent that such amounts are so deducted or withheld and properly paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Newco, the Surviving Corporation or any other party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

(h) Appraisal Shares. Any portion of the Merger Consideration made available to the Payment Agent pursuant to Section 2.3(b) to pay for Shares for which appraisal rights have been perfected as described in Section 1.4(b)(iii) shall be returned to Newco, upon demand; provided that the parties acknowledge that, notwithstanding anything to the contrary in this Agreement, Newco shall not be required under this Section 2.3 or otherwise to deposit with the Payment Agent any cash to pay Merger Consideration with respect to Shares as to which its holder has purported to deliver a notice or demand of appraisal that has not been withdrawn prior to the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except (i) as set forth in the section of the disclosure letter delivered by the Company to Newco on the date of this Agreement (the “Company Disclosure Letter”) that relates to such section or in any other section of the Company Disclosure Letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other section, and (ii) as disclosed in the SEC Reports filed or furnished with the SEC prior to the date hereof, including the exhibits and schedules thereto and including the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2016 (the “Company Form 10-K”) and the Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended July 1, 2017 (the “Company Form 10-Q”) (other than disclosures contained in or referenced therein under the “Risk Factors” or “Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive, cautionary or forward-looking in nature), provided, however, that for purposes of this clause (ii), (1) the relevance of the applicable disclosure or an exception to the applicable representations and warranties would be reasonably apparent to an individual who read that disclosure and such representations and warranties and (2) nothing disclosed in such SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5 and Section 3.24, the Company hereby represents and warrants to Newco and Merger Sub as follows:

3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities make such qualification or license necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of the certificate of incorporation and bylaws of the Company, in each case as amended to date and each as so delivered or made available is in full force and effect. The Company is not in violation of its certificate of incorporation or bylaws.

3.2 Authorization and Enforceability.

(a)The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject in the case of the Merger to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger), subject to, in the case of the consummation of the Merger, obtaining the Requisite Stockholder Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Newco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity (collectively, the “Enforceability Limitations”).

(c) At a meeting duly called and held, at which all directors of the Company were present, prior to the execution of this Agreement, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iv) assuming the accuracy of the representations and warranties set forth in Section 4.5, took all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby, (v) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting and (vi) resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the applicable provisions of Delaware Law.

(d) Other than Section 203 of the DGCL, no other “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover Applicable Law applies to the Merger, this Agreement or any of the other transactions contemplated hereby.

(e) The Company Board has received the opinion of Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock (other than Newco and its affiliates) pursuant to this Agreement is fair from a financial point of view, to such holders. A signed, true and complete copy of such opinion has been provided, or will promptly be provided, to Newco solely for informational purposes following receipt thereof by the Company Board. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

(f) Assuming the accuracy of the representations and warranties set forth in Section 4.5, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at a meeting of the holders of Company Common Stock called to consider the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock necessary (under Applicable Law or otherwise) to consummate the Merger and the other transactions contemplated by this Agreement.

3.3 Required Governmental Approvals. No consent, approval, order or authorization of, or filing, declaration or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and (d) such other Consents the failure of which to obtain, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.4 No Conflicts. The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents set forth in Section 3.4 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination, cancellation or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, modification or acceleration under, or result in the loss of any benefit or the imposition of any increased, additional, accelerated or guaranteed payment, right, entitlement or other Liability under, or require any consent, waiver or approval of any Person pursuant to, any Contract, (iii) assuming compliance with the matters referred to in Section 3.4 of the Company Disclosure Letter and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Applicable Law or Order or any rule or regulation of the NYSE or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, cancellations, modifications, accelerations or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000,000 Shares and 20,000,000 shares of Preferred Stock, par value $0.0001 per share (“Company Preferred Stock”). As of the close of business on October 25, 2017 (the “Capitalization Date”), (A) 37,328,845 Shares were issued and outstanding, (excluding Shares held by the Company as treasury shares and excluding Restricted Stock) (B) no Shares were held by the Company as treasury shares, and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company as treasury shares. Since the close of business on the Capitalization Date, the Company has not issued any Shares other than pursuant to the exercise of Company Options, vesting of Shares of Restricted Stock, or settlement of Restricted Stock Units. All outstanding Shares are validly issued, fully paid, nonassessable and free of any preemptive rights. No Shares are owned by any Subsidiary of the Company. Neither the Company nor any Subsidiary thereof has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(b) 4,470,692 Shares are subject to issuance pursuant to Outstanding Stock Awards outstanding as of the close of business on the Capitalization Date (assuming target achievement of all performance-based vesting criteria with respect to such Outstanding Stock Awards). (including 166,570 shares of Performance Restricted Stock, 282,721 shares of Restricted Stock, 2,638,846 Restricted Stock Units and 1,382,555 Company Options). Section 3.5(b) of the Company Disclosure Letter sets forth a complete list of grantees, exercise prices, Company Equity Incentive Plan, type of award, and date of grant for all Outstanding Stock Awards, as applicable, under the Company Equity Incentive Plan or otherwise, in each case, as of the Capitalization Date. Since the Capitalization Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Award. All Stock Awards have been validly granted and properly approved in accordance with all Applicable Law and the applicable Company Equity Incentive Plan. The treatment of Outstanding Stock Awards pursuant to Sections 1.4(b)(i), 1.4(c), and 1.4(d) of this Agreement is permitted without the award holder’s consent.

(c) Except as set forth in this Section 3.5 or in Section 3.5 of the Company Disclosure Letter, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, option, warrant, call or other right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no outstanding restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights of the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock of, or other securities or ownership interests, in the Company (the items in clauses (i), (ii), (iii), (iv) and (v), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (vi) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any Company Securities.

3.6 Subsidiaries.

(a) Section 3.6 of the Company Disclosure Letter sets forth a correct, complete and accurate list as of the date hereof of each Subsidiary of the Company and the jurisdiction of organization thereof. Except for the Company’s Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable), except as would not be material to the Company and its Subsidiaries, taken as a whole. Each of the Company’s Subsidiaries has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except as would not be material to the Company and its Subsidiaries, taken as a whole. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable), except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of the certificates of incorporation and bylaws (or equivalent organizational documents), as amended to date, of each Subsidiary of the Company. No Subsidiary of the Company is in violation of its certificate of incorporation or bylaws (or equivalent organizational documents), except as would not be material to the Company and its Subsidiaries taken as a whole.

(c) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(d) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. Neither the Company nor any Subsidiary thereof has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Subsidiaries of the Company on any matter.

3.7 SEC Reports.

(a) Since December 27, 2015 (the “Reference Date”), the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Applicable Law at or prior to the time so required, including any amendments or supplements thereto, and, after the date of this Agreement and until the Effective Time, the Company will file all forms, reports, schedules, statements and documents with the SEC that are required to be filed by it under Applicable Law at or prior to the time so required, including any amendments or supplements thereto (all such forms, reports, schedules, statements and documents, as amended or supplemented, filed or furnished since the Reference Date, together with any other forms, reports, schedules, statements or other documents filed or furnished (as applicable) by the Company with the SEC at or prior to the Effective Time that are not required to be so filed or furnished, the “SEC Reports”).

(b) Each SEC Report complied, or will comply, as the case may be, as of its filing date, with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act (including, in each case, the rules and regulations promulgated thereunder), each as in effect on the date such SEC Report was, or will be, filed, except as would not be material to the Company and its Subsidiaries taken as a whole, and none of the SEC Reports contained, as of its filing date, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

(c) From the Reference Date to the date hereof, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements included therein), except in each case for such comments, questions, notices, investigations or reviews which have been fully resolved.

(d) None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

(e) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act and the rules and regulations of the NYSE, in each case, that are applicable to the Company. Since the Reference Date, no executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. From the Reference Date to the date hereof, neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.8 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports (including the related notes and schedules thereto) have been or will be, as the case may be, prepared in accordance with GAAP consistently applied by the Company during the periods and at the dates indicated (except as may be indicated in the notes thereto) and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments, in the case of any unaudited interim financial statements, which year-end adjustments shall not be material to the Company).

(b) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), which is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, including (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company, including its consolidated Subsidiaries, in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(c) Since the Reference Date, neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any material weakness in the system of internal accounting controls over financial reporting utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls over financial reporting utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements or other SEC Reports.

(e) Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, except as would not be material to the Company and its Subsidiaries, taken as a whole. Since the Reference Date, no current or former attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company or any of its Subsidiaries, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(f) Since the Reference Date, and to the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act, except as would not be material to the Company and its Subsidiaries, taken as a whole.

3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of a nature that would be required to be disclosed on a balance sheet prepared in accordance with GAAP other than (a) Liabilities reflected or otherwise accrued or reserved against in the Balance Sheet, (b) Liabilities under this Agreement, (c) fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger), (d) executory obligations under any Contract disclosed on Section 3.11(a) of the Company Disclosure Letter, and (e) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.10 Absence of Certain Changes. Since the date of the Balance Sheet through the date hereof, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred or there does not exist, as the case may be, (a) any Effect that, individually or in the aggregate, has had or would reasonably be expected to have any Company Material Adverse Effect, (b) any loss, damage, destruction or other casualty affecting any of the properties or assets of the Company or any of its Subsidiaries, except as would not be material to the Company and its Subsidiaries, taken as a whole, whether or not covered by insurance, or (c) any action that, if taken after the date of this Agreement, without the prior written consent of Newco, would constitute a breach of Section 5.2 (other than subsections 5.2(b), 5.2(g), 5.2(h) and 5.2(s) (to the extent related to the foregoing subsections)).

3.11 Material Contracts.

(a) Section 3.11(a) of the Company Disclosure Letter contains a true, correct and complete list, specified by the applicable clause of the definition of Material Contracts, of all Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof or by which any of their respective properties or assets is bound as of the date hereof. The Company has delivered or made available to Newco true, correct and complete copies of each such Material Contract (including all modifications, amendments and supplements thereto).

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto, as the case may be) and is in full force and effect and enforceable in accordance with its terms, subject to the Enforceability Limitations and other than any Material Contracts which expire or are validly terminated in accordance with their terms after the date hereof, and the Company and each of its Subsidiaries and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract. Neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under any such Material Contract, and no event or condition has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, in each case other than as where any such breach, default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible violation or breach of or default under, or intention to not renew, cancel or modify, any Material Contract, in each case other than notices with respect to matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

3.12 Compliance with Laws and Orders. Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect, since the Reference Date: (a) the Company and each of its Subsidiaries are and have been in compliance with all Applicable Laws and Orders, including all applicable Anti-Corruption and Anti-Bribery Laws and Export and Import Control Laws; and (b) neither the Company nor any of its Subsidiaries has received any written notice or other written communication of any administrative, civil or criminal investigation or audit by any Governmental Authority alleging any possible violation by the Company or any of its Subsidiaries of any Applicable Law or Order.

3.13 Permits. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with the terms of all Permits necessary to own, lease or operate their properties and assets and to conduct their businesses as currently conducted, and no violation of, default (with or without notice or lapse of time, or both) under, suspension or cancellation of or right giving to others any right of revocation, non-renewal, adverse modification or suspension or cancellation of, with or without notice or lapse of time or both, any such Permits is pending or, to the knowledge of the Company, threatened, nor would any such revocation, non-renewal, adverse modification or suspension or cancellation result from the consummation of the transactions contemplated hereby, except as would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging any violation by the Company or any of its Subsidiaries of any Permits or the failure to have any required Permits, that remains outstanding or unresolved, except as would not be material to the Company and its Subsidiaries, taken as a whole.

3.14 Legal Proceedings. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries (or against any of their respective properties or assets or, to the knowledge of the Company, against any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such) other than a Legal Proceeding that (a) does not involve an amount in controversy in excess of $500,000 and (b) does not seek specific performance or injunctive relief that would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Authority. As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

3.15 Taxes.

(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole:

(i) The Company and each of its Subsidiaries have (A) timely filed (taking into account valid extensions) all U.S. federal, state, local and non-U.S. Tax Returns required to be filed by any of them in accordance with all Applicable Laws, and all such Tax Returns are complete and correct in all material respects; and (B) timely paid, or have reserved in accordance with GAAP for the payment of, all Taxes that are required to be paid by the Company and its Subsidiaries.

(ii) There are no Liens with respect to Taxes upon any of the assets or properties of either the Company or its Subsidiaries, other than Permitted Liens.

(iii) The Company and each of its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all Taxes, including Taxes under the Federal Insurance Contribution Act, Federal Unemployment Tax Act, and any other Taxes required to be paid or withheld by them.

(iv) No deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by, or Tax Returns of, the Company or any of its Subsidiaries, and no audits, assessments, disputes, claims or other examinations with respect to any Taxes of the Company or any of its Subsidiaries are ongoing or have been proposed in writing to the Company.

(b) No written claim has been made by a Governmental Authority that the Company or any of its Subsidiaries is subject to tax in a jurisdiction in which it does not file Tax Returns.

(c) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment pursuant to Section 355 of the Code in the five (5) year period ending on the Closing Date.

(d) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(e) Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (ii) is or has ever been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated federal income Tax Return; or (iii) has any material liability for the Taxes of any Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, by any contract described in clause (i) above or otherwise by operation of Applicable Law.

(f) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or is binding on the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for, the assessment of any Tax.

(h) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(i) The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, other than in the ordinary course of business prior to the Closing Date or (iv) deferred intercompany gains arising prior to the Closing.

(j) The Company is not, nor has it been, a United States real property holding company (as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.16 Employee Benefit Plans.

(a) The Company has delivered or made available to Newco a complete and accurate list of all material Employee Plans in existence as of the date hereof. With respect to each such Employee Plan, to the extent applicable, the Company has made available to Newco complete and accurate copies of (i) as applicable, the most recent annual report on Form 5500 filed with the IRS for each Employee Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, and insurance policies; (v) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; (vi) with respect to each material, international Employee Plan, to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (B) any document comparable to the determination letter referenced under clause (ii) above issued by a Governmental Authority relating to the satisfaction of Applicable Law necessary to obtain the most favorable tax treatment; and (vii) all other material Contracts relating to each Employee Plan, including administrative service agreements.

(b) Each Employee Plan has complied in form and in operation in all material respects with its terms and the applicable provisions of ERISA and the Code and all other applicable legal requirements.

(c) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code (i) may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect and nothing has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan or (ii) has a period of time remaining under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the “qualified” status of each such Employee Plan.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(e) Neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to or has any liability with respect to) (i) an employee benefit plan that was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code, or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.

(f) No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, other than pursuant to Section 4980B of the Code or any similar Applicable Law.

(g) Each Employee Plan that is subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”) has been documented and operated in compliance with Section 409A.

(h) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger) will, except as otherwise contemplated by this Agreement, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of the Company or any of its

Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes that may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A or Section 457A of the Code.

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, no deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) or Section 404 of the Code including by reason of the transactions contemplated hereby.

3.17 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees or other service providers and a union, trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). There are no pending activities or proceedings or, to the knowledge of the Company, threatened or reasonably anticipated by any works council, union, trade union, or other labor-relations organization or entity (“Labor Organization”) to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees of the Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement (including the Merger) will not entitle any person (including any Labor Organization) to any payments under any Collective Bargaining Agreement, or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any Labor Organization. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of their respective businesses of the Company or any of its Subsidiaries. There is no material charge, complaint or other action against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or to the knowledge of the Company threatened.

(b) To the knowledge of the Company it is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has complied in all respects with WARN. To the knowledge of the Company in the past two years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign law or regulation. To the knowledge of the Company neither the Company nor its Subsidiaries has caused any of their respective employees to suffer an “employment loss” (as defined in WARN) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under WARN.

3.18 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property.

(b) Section 3.18(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property over 1,000 square feet (such property, the “Leased Real Property”). The Company has heretofore made available to Newco true, correct and complete copies of all Leases of Leased Real Property (including all modifications and amendments thereto). The Company or its Subsidiaries have and own valid leasehold estates in the Leases and the Leased Real Property, free and clear of all Liens other than Permitted Liens. The Company has delivered or made available to Newco a complete and accurate list of all of the existing material Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property. The Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of their business and there are no other parties occupying or with a right to occupy such Leased Real Property. No parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. The Leases and all amendments and modifications thereto are in full force and effect, and there exists no default under any Lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) All Leased Real Property is adequately maintained and in good operating condition and repair and is suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.19 Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except in each case for Permitted Liens or as would not be material to the Company and its Subsidiaries, taken as a whole.

3.20 Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Letter contains true and correct lists of all of the Company Intellectual Property Rights that are Registered IP (“Company Registered IP”) that the Company owns, in whole or in part, as of the date of this Agreement.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company Registered IP is, to the Company’s knowledge, subsisting, valid and enforceable.

(c) With respect to each item of Company Registered IP to which the Company in its reasonable business discretion has determined to maintain: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP; and (ii) is currently in compliance with all formal legal requirements with respect thereto, except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, the development, manufacturing, marketing, sale, offer for sale, exportation, distribution, and/or use by the Company and its Subsidiaries of any Company Products does not infringe or misappropriate any Intellectual Property Right of any third Person.

(e) The Company or one of its Subsidiaries holds exclusive ownership of all Company Registered IP, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries own all right, title and interest in the Company Intellectual Property Rights, including all Company Intellectual Property Rights in the Company Products, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have a Company Material Adverse Effect.

(f) The Company and each of its Subsidiaries have, since the Reference Date, acted in a commercially reasonable manner with respect to the protection and preservation of the confidentiality of the Company Intellectual Property Rights, including Trade Secrets, and to the knowledge of the Company, there is no material unauthorized use, disclosure or misappropriation of any such Trade Secrets that are Company Intellectual Property Rights by any Person, except as would not reasonably be expected to have a Company Material Adverse Effect. In connection with the Company’s and its Subsidiaries’ license grants to third parties of any licenses to use any source code to any material Technology for any Company Product for which the Company and its Subsidiaries have determined to maintain as a Trade Secret, such arrangements contain customary contractual protections designed to appropriately limit the rights of such third party licensees and preserve the Company’s rights to the Trade Secrets embodied by such source code, except as would not reasonably be expected to have a Company Material Adverse Effect.

(g) To the knowledge of the Company, no Person (or any of such Person’s products or services or other operation of such Person’s business) is infringing upon or otherwise violating in any material Company Intellectual Property Rights, and neither the Company nor any of its Subsidiaries have asserted or threatened in writing any claim against any Person alleging the same.

(h) There is and has not been since the Reference Date any Legal Proceeding made, conducted or brought by a third Person that has been served upon or filed with respect to any alleged infringement or other violation by the Company or any of its Subsidiaries of the Intellectual Property Rights of such third Person, except as would not reasonably be expected to have a Company Material Adverse Effect.

(i) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not, as a result of any Material Contract to which the Company or any of its Subsidiaries is a party, trigger (i) the Company or its Subsidiaries granting to any third party any rights or licenses to Company Intellectual Property Rights, or (ii) the Company or any of its Subsidiaries being bound by, or subject to, any non-competition, exclusivity or other material restriction on the operation or scope of their respective businesses, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

(j) The Company and its Subsidiaries exercise all reasonable care in connection with the use of Public Software, and the Company and its Subsidiaries’ use of Public Software does not obligate the Company or its Subsidiaries to disclose, license or distribute any source code for any of the Company Products, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the licenses associated with all Public Software, except where any such noncompliance would not reasonably be expected have a Company Material Adverse Effect.

(k) All data which has since the Reference Date been collected, stored, maintained or otherwise used by the Company and its Subsidiaries has been collected, stored, maintained and used in accordance with all Applicable Laws, except as would not reasonably be expected to have a Company Material Adverse Effect.

3.21 Insurance. The Company and its Subsidiaries have all appropriate policies of insurance, in each case in a form and amount that is adequate and customary for persons conducting business similar to that of the Company. Section 3.21 of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all material insurance policies in the United States issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) no notice of cancellation or termination has been received, nor will any such cancellation or termination result from the consummation of the transactions contemplated thereby, (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not be material to the Company and its Subsidiaries, taken as a whole, and (d) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

3.22 Environmental Matters.

(a) The Company and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws.

(b) The Company and its Subsidiaries have not received any written claim, notice or citation concerning any material violation of any applicable Environmental Law and, to the Company’s knowledge, there are no past or present events, circumstances, actions or omission in any way affecting the Company which would reasonably be expected to result in the Company incurring any material liability pursuant to any applicable Environmental Law.

(c) There are no Orders from any Governmental Authority outstanding, or any Legal Proceedings pending, concerning compliance with any Environmental Law which would reasonably be expected to have a Company Material Adverse Effect.

(d) To the Company’s knowledge, there is not present in, on, under, or from any of the properties leased, or any of the properties formerly leased, by the Company and its Subsidiaries any Hazardous Substance in such form or quantify as to require the Company to conduct any investigation or remediation with respect to such Hazardous Substance at a material cost or cause the Company to incur any material liability under applicable Environmental Laws.

3.23 Related Party Transactions. There are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any present or former officer or director, stockholder, partner, member, employee or any of such Person’s Affiliates or immediate family members, but not including any wholly owned Subsidiary of the Company) thereof, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.24 Brokers. Except for Goldman Sachs & Co. LLC (the “Financial Advisor”), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with Merger. The Company has provided to Newco a true and correct copy of its engagement agreement with the Financial Advisor.

3.25 Data Security and Privacy. The Company and its Subsidiaries take all reasonable steps in accordance with industry standards to protect the operation, confidentiality, integrity and security of the Company’s products, services or lines of business, the Company’s IT systems and websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of the same in the past three (3) years which would reasonably be expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries have policies and procedures in place designed to ensure compliance (and require and monitor the compliance of applicable third parties) with all U.S., state, foreign and multinational Applicable Laws, reputable industry practice, standards, self-governing rules and policies and their own published, posted and internal agreements and policies (which are in conformance with reputable industry practice) (“Privacy Laws”) including with respect to each of the following, to the extent applicable: (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Company’s websites, suppliers, customers and distributors), whether any of same is accessed or used by the Companies or any of their business partners; and (ii) maintaining a written information security program in compliance with Applicable Laws.

3.26 Certain Business Practices . None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any officer, director, agent, employee or other Person acting on their behalf, has, directly or indirectly (a) taken any action that would cause them to be in violation of any provision of the FCPA or other Anti-Corruption and Anti-Bribery Laws in other countries in which the Company and its Subsidiaries conduct business, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees, or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or similar unlawful payment in violation of the FCPA or other Anti-Corruption and Anti-Bribery Laws.

3.27 No Other Representations. Except for the representations and warranties of the Company expressly set forth in this Article III, Section 7.11(a), and Section 7.11(b), (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, and for purposes of this Agreement, Newco and Merger Sub shall not be deemed to have relied on, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any such information, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be, and has not been, relied upon by Newco, Merger Sub, or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person) and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Newco, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF NEWCO AND MERGER SUB

Newco and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Good Standing.

(a) Each of Newco and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.

(b) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. Newco is the sole record stockholder of Merger Sub.

4.2 Authorization and Enforceability.

(a) Each of Newco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Newco and Merger Sub and the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of Newco and Merger Sub, and no other corporate proceedings on the part of Newco or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger), subject, in the case of the consummation of the Merger, to the approval of this Agreement by Newco as the sole record stockholder of Merger Sub, which approval shall be delivered immediately after the execution of this Agreement pursuant to Section 7.14.

(b) This Agreement has been duly executed and delivered by each of Newco and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Newco and Merger Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

4.3 Required Governmental Consents. No Consent of any Governmental Authority is required on the part of Newco, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Newco and Merger Sub of this Agreement and the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act, (d) any filings and approvals required under the rules and regulations of the NYSE and (e) such other Consents, the failure of which to obtain, individually or in the aggregate, have not had and would not reasonably be expected to have a Newco Material Adverse Effect.

4.4 No Conflicts. The execution, delivery or performance by Newco and Merger Sub of this Agreement, the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger) and the compliance by Newco and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws of Newco or Merger Sub or, (ii) violate or conflict with any Applicable Law or Order, except in the case of clause (ii) above, for such violations or conflicts which, individually or in the aggregate, have not had and would not reasonably be expected to have a Newco Material Adverse Effect.

4.5 No Ownership of Company Capital Stock. Neither Newco nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

4.6 No Stockholder and Management Arrangements. Except as expressly authorized by the Company, as of the date hereof, neither Newco or Merger Sub, nor any of their respective Affiliates, is a party to any Contracts, or has made or entered into any arrangements or other understandings, with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time.

4.7 No Interest in Competitors. None of Newco, Merger Sub or any of their respective Affiliates owns any controlling equity interest in any Person that derives revenues from products, services or lines of business within the Company’s products, services or lines of business and would reasonably be deemed to be competitive with the businesses of the Company and its Subsidiaries. None of Newco, Merger Sub or any of their respective Affiliates is currently involved in any substantive negotiations with respect to the acquisition of any businesses that would constitute the foregoing.

4.8 No Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Newco, threatened against or affecting Newco or Merger Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Newco and Merger Sub of their respective covenants and obligations hereunder. Neither Newco nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Newco and Merger Sub of their respective covenants and obligations hereunder.

4.9 Solvency. None of Newco, Merger Sub or the Guarantors is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Newco and Merger Sub is Solvent as of the date of this Agreement, and assuming the accuracy of the representations and warranties of the Company set forth in Article III (for such purposes, such representations and warranties shall be true and correct in all materials respects, and all knowledge, materiality or “Material Adverse Effect” qualification or exceptions contained therein shall be disregarded) each of Newco and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger or any other transaction contemplated by this Agreement, including the funding of the Financing and any Alternate Debt Financing, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and after the Closing. As used in this Section 4.9, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Newco and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) Newco and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Newco has and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each them (on a stand-alone basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.9, “debt” means any liability on a claim, and “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

4.10 Financing.

(a) Newco has delivered to the Company a complete and accurate copy of an executed commitment letter of even date herewith (the “Equity Commitment Letter”) from the Guarantors pursuant to which the Guarantors have committed to provide, subject only to the terms and conditions expressly set forth therein, equity financing for the transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement, subject only to the express terms and conditions thereof. The Equity Commitment Letter, in the form so delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Newco and the Guarantors, enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations.

(b) Newco has delivered to the Company complete and accurate copies of the executed commitment letter of even date herewith, and the executed fee letter (including any “flex” provisions) related thereto of even date herewith (except that the fee amounts, pricing caps and other economic terms, none of which would adversely affect the amount, conditionality, availability or termination of the Debt Financing to be funded at the Closing, set forth therein have been redacted), together with any related engagement letters, exhibits, schedules, annexes, supplements, term sheets and other agreements, in each case from Jefferies Finance LLC (collectively, the “Debt Commitment Letter” and together with the Equity Commitment Letters, the “Financing Commitment Letters”), pursuant to which the lender party(ies) thereto (such lender party, together with their affiliates, officers, directors, employees and representatives, the “Debt Financing Sources”) has/have committed to provide, subject only to the terms and conditions set forth therein, debt financing for the Merger and other transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Debt Financing” and together with the Equity Financing, the “Financing”). Any reference in this Agreement to (i) “Equity Commitment Letter,” “Debt Commitment Letter” or “Financing Commitment Letters” will include such documents as amended, modified, supplemented, replaced or extended from time to time after the date hereof in compliance with the provisions of Section 7.3, and (ii) the “Financing” will include the financing contemplated by the Financing Commitment Letters as amended, modified, supplemented, replaced or extended from time to time after the date hereof in compliance with the provisions of Section 7.3. Newco has fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Financing Commitment Letters prior to or in connection with the execution of this Agreement. The Debt Commitment Letter, in the form so delivered to the Company, in full force and effect and is a legal, valid and binding obligation of Newco and, to the knowledge of Newco, the other party(ies) thereto, enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations.

(c) The aggregate proceeds contemplated by the Financing Commitment Letters, together with the Minimum Cash Amount, are sufficient (after netting out applicable fees, expenses, original issue discount and similar premiums and charges provided under the Debt Commitment Letter, including after giving effect to the maximum amount of the flex, including original issue discount flex) to enable Newco to (i) consummate the transactions contemplated by this Agreement upon the terms contemplated by this Agreement, (ii) pay all of the Merger Consideration payable in respect of Shares (including Restricted Stock) in the Merger pursuant to this Agreement, (iii) pay all amounts payable in respect of Company Options and Restricted Stock Units (including Performance Restricted Stock Units) under this Agreement, (iv) pay all liabilities and other obligations of the Company contemplated by the Financing Commitment Letters in connection with the transactions contemplated by this Agreement, and (v) pay all related fees and expenses associated with the transactions contemplated by this Agreement incurred by Newco, Merger Sub, the Surviving Corporation or any of their respective Affiliates (collectively, the “Required Amount”).

(d) As of the date of this Agreement, (i) neither of the Financing Commitment Letters has been amended or modified (and no such amendment or modification is contemplated,

except for amendments or modifications to effectuate any “flex” provisions), and (ii) the respective commitments set forth in the Financing Commitment Letters have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated). As of the date of this Agreement, except as set forth in the Financing Commitment Letters, there are no side letters or other agreements, contracts or arrangements relating to the Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Newco or, to the knowledge of Newco, any other party thereto, under any term or condition of the Financing Commitment Letters, or otherwise result in any portion of the Financing contemplated thereby to be unavailable or delayed. As of the date of this Agreement, there are no conditions precedent or other contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitment Letters in the form so delivered to the Company. As of the date of this Agreement, Newco has no reason to believe that any term or condition to the Financing set forth in the Financing Commitment Letters will not be fully satisfied on a timely basis or that the Financing will not be available to Newco at the Closing, including any reason to believe that any of the Debt Financing Sources or the Guarantors will not perform their respective funding obligations under the Financing Commitment Letters in accordance with their respective terms and conditions.

4.11 Limited Guarantee. The Limited Guarantee is in full force and effect and is a valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms (subject to the Enforceability Limitations) and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of either Guarantor under such Limited Guarantee.

4.12 Non-Reliance.

(a) Newco and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that, as of the date hereof, Newco, Merger Sub and their respective Affiliates and Representatives (a) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of the Company that Newco and Merger Sub and their respective Affiliates and Representatives, as of the date hereof, have requested to review and (ii) the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement, and (b) have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Newco and Merger Sub hereby acknowledge and agree (each for itself and on behalf of its respective Affiliates and Representatives) that, except for the representations and warranties of the Company expressly set forth in Article III, Section 7.11(a) and Section 7.11(b), (a) none of the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement and the transactions contemplated by this Agreement, including as to the accuracy or completeness of any such information, and none of Newco, Merger Sub or any of their respective Affiliates or Representatives is relying on any representation or warranty made by the Company or its Representatives except for the representations and warranties of the Company expressly set forth in Article III, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its

Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty has not been, and may not be, relied upon by Newco, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Newco, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in Article III, Section 7.11(a) and Section 7.11(b). Newco and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations and financial condition of the Company and its Subsidiaries.

(b) The Company hereby acknowledges and agrees (each for itself and on behalf of its Affiliates and Representatives) that, except for the representations and warranties of Newco and Merger Sub expressly set forth in this Article IV, neither of Newco or Merger Sub (or any other Person) makes, or has made, any representation or warranty (whether express or implied) relating to Newco, Merger Sub or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement and the transactions contemplated by this Agreement, including as to the accuracy or completeness of any such information. and neither the Company nor any of its Affiliates or Representatives is relying on any representation or warranty, except for the representations and warranties of Newco and Merger Sub expressly set forth in Article IV and (b) no Person has been authorized by Newco or Merger Sub to make any representation or warranty relating to Newco or Merger Sub or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty has not been and may not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Newco or Merger Sub (or any other Person).

ARTICLE V

CONDUCT OF COMPANY BUSINESS

5.1 Conduct of Company Business. Except as expressly required by this Agreement, as set forth in Sections 5.1 or 5.2 of the Company Disclosure Letter or as approved in advance by Newco in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (a) carry on its business in the usual, regular and ordinary course consistent with past practice and in compliance with all Applicable Laws, and (b) use commercially reasonable efforts, consistent with past practices and policies, to (i) preserve intact its business and operations, (ii) keep available the services of its directors, officers and employees and (iii) preserve its current relationships and goodwill with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. Notwithstanding anything in this Section 5.1, no action taken by the Company or its Subsidiaries with respect to matters specifically addressed by the subsections of Section 5.2 shall be deemed a breach of this Section 5.1 unless such action would constitute a breach of such other provision.

5.2 Restrictions on Company Operations. Except as expressly required or permitted by this Agreement, as set forth in Sections 5.1 or 5.2 of the Company Disclosure Letter or as approved in advance by Newco in writing (which approval will not be unreasonably withheld, conditioned or delayed with respect to clauses, (h) through (r), or (s) with respect to the foregoing), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit its Subsidiaries to:

(a) amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or bylaws or comparable organizational documents;

(b) issue, sell, deliver, grant, pledge or otherwise encumber or subject to any Lien (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of Shares pursuant to Company Options outstanding prior to the date hereof, the vesting of Shares of Restricted Stock, Restricted Stock Units, and similar equity awards outstanding prior to the date hereof, or options under the Company ESPP issuable in accordance with the terms of the Company ESPP as of the date hereof;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities, except in connection with any net exercise or net share withholding arrangement regarding Company Options, Restricted Stock, Restricted Stock Units, and similar equity awards;

(d) other than cash dividends made by any one or more wholly owned Subsidiaries of the Company to the Company or one or more of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other similar distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity interests or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(f)(i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness or issue any debt securities or other similar instruments, except for (A) short-term debt and/or revolving credit debt incurred to fund operations of the business in the ordinary course of business consistent with past practice, in each case in an amount not to exceed $2,500,000, individually or in the aggregate, and (B) loans or advances to wholly owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of wholly owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except loans and advances made in the ordinary course of business consistent with past practice in an amount not to exceed $2,500,000, individually or in the aggregate, or made by the Company and/or one or more wholly owned Subsidiaries to one or more wholly owned Subsidiaries of the Company or the Company or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g) except as may be required by Applicable Law, (i) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of (I) any director, employee that has an annual salary above $200,000, consultant or independent contractor and (II) other than in the ordinary course of business consistent with past practice, any other employee, and, in all cases, other than (A) any separation agreements entered into in the ordinary course of business with any terminating employee in the United States that provide termination payments and benefits not in excess of $50,000 with respect to employees in the United States and (B) any separation agreements entered into in the ordinary course of business with any terminating employee outside the United States that provide termination payments and benefits not in excess of $50,000 (or any greater amount required under Applicable Law), (ii) increase in any manner the compensation or fringe benefits of (I) any director, employee that has an annual salary above $200,000, consultant or independent contractor, and (II) other than in the ordinary course of business consistent with past practice, any other employee, (iii) pay any special bonus or special remuneration to (I) any director, employee that has an annual salary above $200,000, consultant, or independent contractor, and (II) other than in the ordinary course of business consistent with past practice, any other employee (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Employee Plan or awards made thereunder) or (iv) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Employee Plan or other Contract; provided, however, that notwithstanding anything to the contrary in the foregoing clauses (i) - (iv), the Company shall not, and shall not permit any Subsidiary, without the prior written consent of Newco, to (a) issue any new Company Options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or (b) amend or modify benefits, increase the base salaries of employees (other than providing initial base salaries to new hires), or pay any special bonus or special remuneration, even if in the ordinary course of business, that would result in additional benefits to employees, consultants and independent contractors having a value in excess of $750,000, individually or in the aggregate during any calendar quarter, except as permitted under Section 5.2(b), Section 5.2(g), or Section 5.2(o) of the Company Disclosure Letter;

(h) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof or as may be required by Applicable Law;

(i) acquire, sell, lease, license or dispose of any property or assets (including the equity or business of any Person) in any single transaction or series of related transactions, except for (i) transactions with an aggregate value of less than $1,500,000 individually or $3,000,000 in the aggregate, (ii) the sale of goods or services or grants of non-exclusive licenses with respect to Company Intellectual Property Rights in the ordinary course of business consistent with past practice, (iii) the purchase of inventory in the ordinary course of business consistent with past practice, (iv) pursuant to Contracts in effect as of the date of this Agreement that are set forth on Section 3.11(a) or Section 5.2(i)(iv) of the Company Disclosure Letter, (v) the lease of real property in the ordinary course of business, and (vi) capital expenditure(s) with obligations to the Company or any of its Subsidiaries in accordance with the budget set forth on Section 5.2(i)(vi) of the Company Disclosure Letter or otherwise not in excess of $250,000, individually or in the aggregate, in any fiscal quarter;

(j) except as may be required by Applicable Law or GAAP, make any change in any of the accounting principles or practices used by it or change its fiscal year;

(k) except as required by Applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, in any case other than in the ordinary course of business consistent with past practice;

(l)(i) make or change any material Tax election, (ii) file any amended material Tax Return, (iii) settle or compromise any material Liability for Taxes, (iv) change any Tax accounting method, (v) consent to any extension or waiver of any limitation period with respect to the collection or assessment for any Taxes, (vi) enter into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) with respect to any Tax, or (vii) surrender any right to claim a material Tax refund;

(m)(i) commence any Legal Proceeding (other than any Legal Proceeding (x) as a result of a Legal Proceeding against the Company or any of its Subsidiaries or (y) against Newco, Merger Sub or any of their respective Affiliates), (ii) settle, compromise or agree to settle any pending or threatened Legal Proceeding (other than a Legal Proceeding involving Newco, Merger Sub or any of their respective Affiliates, whether or not relating to this Agreement or the transactions contemplated hereby), (iii) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim of, or Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) to, any Person (other than Newco, Merger Sub or any of their respective Affiliates) other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (x) reflected or reserved against in full in the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice, (y) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money not in excess of $250,000 individually or $2,000,000 in the aggregate) to be performed by the Company or its Subsidiaries, or (z) that relate to employment claims, in the ordinary course of business, and not in excess of $50,000 for any such claim; provided that, the provisions of this Section 5.2(m) shall not limit, and shall not be construed to limit, any rights, remedies or defenses of the Company or any of its Subsidiaries against Newco, Merger Sub or any of their respective Affiliates;

(n)(i) modify, amend, terminate, or cancel any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract; provided, that if another subsection of this Section 5.2 governs conduct or actions of the same type or nature as this Section 5.2(n), and such other subsection expressly permits such conduct or actions to be taken by the Company in conflict with this Section 5.2(n), then the Company or its Subsidiaries shall be permitted to take such conduct or action;

(o) hire any employees outside of the parameters set forth on Section 5.2(o) of the Company Disclosure Letter, other than any employees that are hired to replace any terminated employees or that resign and that are provided total compensation and benefits substantially similar, in the aggregate, to the terminating employees being replaced;

(p) enter into any new line of business outside of its existing business;

(q) renew or enter into any non-compete or exclusivity agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(r) enter into any new lease or amend the terms of any existing lease of real property that would require payments in excess of $250,000;

(s) enter into a Contract or otherwise commit to do any of the foregoing.

5.3 No Control. Notwithstanding the foregoing, nothing in this Article V is intended to give Newco or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.4 Procedures for Requesting Newco Consent. If the Company desires to take an action that would be prohibited pursuant to Section 5.1 or Section 5.2 without the written consent of Newco, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to any of the individuals listed on Schedule 5.4, and Newco shall, and shall cause such individual to, reasonably promptly respond to such request.

ARTICLE VI

NON-SOLICITATION OF ACQUISITION PROPOSALS

6.1 Termination of Discussions. Upon execution and delivery of this Agreement, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated, and shall not authorize or permit any of the Company’s or its Subsidiaries’ Representatives to continue, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal, potential Acquisition Proposal or Acquisition Transaction and shall

(a) immediately terminate all physical and electronic data room access previously granted to any such person, (b) use reasonable efforts to cause the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal to any person since January 1, 2016 and (c) not terminate, amend, modify, or intentionally release or intentionally waive any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce any such provisions of any such agreement, to the extent such provisions are still effective, which shall include seeking any injunctive relief available to enforce such agreement (provided, that the Company shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (1) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Company Board in compliance with this Article VI and (2) would be inconsistent with its fiduciary duties to the stockholders of the Company under Applicable Law).

6.2 Non-Solicitation.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not authorize or permit any of its Subsidiaries to (and shall not authorize or permit any Representatives of the Company or any of its Subsidiaries to), directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly induce the making, submission or announcement of, any Acquisition Proposal or any inquiry, offer or proposal with respect to, any Acquisition Proposal or Acquisition Transaction, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal or Acquisition Transaction; or

(ii) furnish to any Third Party any information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries to any Third Party, in each case in connection with an Acquisition Proposal or Acquisition Transaction or under circumstances reasonably likely to lead to an Acquisition Proposal or Acquisition Transaction; or

(iii) engage in discussions or negotiations with any Third Party regarding any Acquisition Proposal or Acquisition Transaction or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal or Acquisition Transaction; or

(iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Transaction; or

(v) except for an Acceptable Confidentiality Agreement contemplated by Section 6.2(b), execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to any Acquisition Proposal or Acquisition Transaction; or

(vi) agree to do any of the foregoing.

(b) Notwithstanding the foregoing provisions of Section 6.2(a), prior to obtaining the Requisite Stockholder Approval, in the event that (i) the Company receives a written Acquisition Proposal after the date of this Agreement that the Company Board believes in good faith to be bona fide, (ii) such Acquisition Proposal was not solicited in violation of Section 6.2(a), (iii) the Company Board determines (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (iv) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take any of the actions referred in clause (x) or (y) below would be inconsistent with its fiduciary duties to the Company and its stockholders, the Company Board may, directly or indirectly through any Representative, (x) engage in discussions and negotiations with the Third Party from whom the Company received such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal and (y) furnish any non-public information relating to the Company or any of its Subsidiaries to the Third Party from whom the Company received such Acquisition Proposal (and its Representatives), and afford access to the business, properties, assets, books, records and personnel of the Company and its Subsidiaries to the Third Party from whom the Company received such Acquisition Proposal (and its Representatives), provided that, in the case of any action taken pursuant to the foregoing clauses (x) and (y):

(i) either the Company is already a party to an Acceptable Confidentiality Agreement (of the type described in clause (i) of the definition thereof) with such Third Party or the Company enters into an Acceptable Confidentiality Agreement (of the type described in clause (ii) of the definition thereof) with such Third Party prior to taking any such action; provided that (x) the Company shall provide Newco with an unredacted copy of each Acceptable Confidentiality Agreement the Company has executed in accordance with this Section 6.2(b) and (y) any such Acceptable Confidentiality Agreement shall not restrict in any manner the Company’s ability to perform its obligations under this Agreement, including this Article VI);

(ii) the Company notifies Newco of the identity of such Person and provides Newco all of the terms and conditions of such Acquisition Proposal (and the Company provides Newco an unredacted copy thereof); and

(iii) contemporaneously with furnishing any non-public information to such Third Party (and/or its Representatives), the Company furnishes or makes available such non-public information to Newco or its Representatives (to the extent such information has not been previously furnished to Newco).

(c) The Company hereby acknowledges and agrees that any violation of the restrictions set forth in this Section 6.2 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company.

6.3 Notice and Information.

(a) In addition to the obligations of the Company set forth in Section 6.2(a) and Section 6.2(b), the Company shall promptly (and in any event within twenty-four hours of receipt), notify Newco in writing (including, for this purpose, via electronic mail) of (i) any Acquisition Proposal received by the Company or any of its Subsidiaries or any indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that would reasonably be expected to lead to or that contemplates an Acquisition Proposal, or (iii) any inquiry, proposal or offer made to the Company with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, in each case together with a written description of the material terms and conditions of any such indication, inquiry, request, proposal or offer, the identity of the Person or group making any such Acquisition Proposal, indication, inquiry, request, proposal or offer, and copies of any and all written proposals, offers, draft agreements or other written materials in connection with such inquiry, request, proposal or offer.

(b) The Company shall keep Newco reasonably informed in writing (including, for this purpose, via electronic mail) of the status and material details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry, and promptly provide Newco with copies of all written documents, requests or inquiries relating to any Acquisition Proposal (including the financing thereof) exchanged between the Company, its Subsidiaries or any of their respective Representatives, on the one hand, and the Person making the Acquisition Proposal, request or inquiry (or such Person’s Affiliates or Representatives), on the other hand (including, within twenty-four hours after the occurrence of any material amendment or modification to any Acquisition Proposal), and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within twenty-four hours) notify Newco in writing (including, for this purpose, via electronic mail) if it determines to begin providing information or to begin engaging in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.2(b). The Company shall provide Newco with at least 24 hours’ prior notice of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal; provided that, if the members of the Company Board are provided less than 24 hours’ prior notice of such meeting, the Company shall provide notice to Newco of such meeting simultaneously with the notice provided to the members of the Company Board.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

7.1 Company Stockholder Approval.

(a) Proxy Statement and Other SEC Filings.

(i) As promptly as practicable following the date of this Agreement (and in any event within ten (10) Business Days after the date hereof), the Company will (i) prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting and (ii) set a preliminary record date for the Company Stockholder Meeting and commence a broker search pursuant to

Section 14a-13 of the Exchange Act in connection therewith. The Company shall consult with Newco in good faith regarding the foregoing and shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof. Subject to Section 7.1(c), the Company shall include the Company Board Recommendation in the Proxy Statement.

(ii) If the Company determines it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to Applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC and NYSE. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Newco and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, which comments shall be considered by the Company in good faith. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Newco, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Newco Filings will not, at the time that such Other Required Newco Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iii) If Newco, Merger Sub or any of their respective Affiliates is/are required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to Applicable Law (an “Other Required Newco Filing”), then Newco and Merger Sub shall, and shall cause their respective Affiliates to, promptly prepare and file such Other Required Newco Filing with the SEC. Newco and Merger Sub shall cause, and shall cause their respective Affiliates to cause, any Other Required Newco Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC. Neither Newco or Merger Sub nor any of their respective Affiliates may file any Other Required Newco Filing (or any amendment thereto) with the SEC without providing the Company and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, which comments shall be considered by Newco, Merger Sub or their Affiliates in good faith. On the date of filing, the date of mailing to the Company Stockholders (if applicable), and at the time of the Company Stockholder Meeting, no Other Required Newco Filing will knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Newco or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Company Filing. The information supplied by Newco, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) Each of the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Newco Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Newco, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Newco or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be prepared and filed as promptly as practicable with the SEC by the appropriate party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(v) The Company and its Affiliates, on the one hand, and Newco, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, without providing the other, to the extent practicable, a reasonable opportunity to review and comment on such written communication which comments shall be considered by the filing party in good faith.

(vi) The Company, on the one hand, and Newco and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (A) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, (B) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, or (C) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(vii) Subject to Applicable Law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC.

(b) Stockholder Meeting.

(i) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the date of this Agreement for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, and, if applicable, the advisory vote required by Rule 14a–(21)(c) under the Exchange Act in connection therewith (and such Company Stockholders Meeting shall in any event be no later than 45 calendar days after (A) the 10th calendar day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (B) if the SEC has, by the 10th calendar day after the preliminary Proxy Statement therefor has been filed with the SEC, informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement). The Company may postpone or adjourn the Company Stockholder Meeting solely (A) with the consent of Newco, (B) if there are not holders of a sufficient number of Shares present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, (C) if the Company is required to postpone or adjourn the Company Stockholder Meeting by Applicable Law, order or a request from the SEC or its staff, or (D) if the Company Board (or any committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders (including in connection with any Company Board Recommendation Change).

(ii) The Company shall solicit from Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and unless the Company Board has effected a Company Board Recommendation Change, the Company shall use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholders Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the Company Stockholders reject it.

(c) Board Recommendation.

(i) Except in the case of a Company Board Recommendation Change specifically permitted by this Section 7.1(c), (A) the Company Board shall (x) recommend that the Company’s stockholders adopt this Agreement and the transactions contemplated hereby in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (y) include the Company Board Recommendation in the Proxy Statement, and (B) neither the Company Board nor any committee thereof shall (1) fail to make, withdraw, amend or modify the Company Board Recommendation in a manner that is adverse to Newco, or publicly propose to withhold, withdraw, amend or modify the Company Board

Recommendation in a manner that is adverse to Newco, (2) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an Acquisition Proposal or Acquisition Transaction other than the Merger (the actions or inactions referred to in the preceding clauses (1) and (2) being referred to herein as a “Company Board Recommendation Change”).

(ii) Notwithstanding anything to the contrary set forth in this Agreement, but subject to clause (v) below, the Company Board may effect a Company Board Recommendation Change at any time prior to obtaining the Requisite Stockholder Approval in the event that:

(1) the Company Board has received a bona fide written Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 6.3(a);

(2) The Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal is a Superior Proposal (which determination and any public announcement thereof shall not, in and of itself, constitute a Company Board Recommendation Change);

(3) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Newco at least four (4) Business Days’ notice of its intention to effect a Company Board Recommendation Change pursuant to this Section 7.1(c)(ii) (the “Board Recommendation Notice Period”), which notice shall include the most current version of the proposed definitive agreement and any other relevant transaction documents and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal;

(4) if requested by Newco, during the Board Recommendation Notice Period, the Company shall meet and negotiate with Newco in good faith regarding modifications to the terms and conditions of this Agreement so that such Superior Proposal ceases to be a Superior Proposal;

(5) prior to the end of the Board Recommendation Notice Period, Newco shall not have made a counter-offer or proposal in writing and in a manner that, if accepted by the Company, would form a binding contract, that the Company Board determines (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to the Company Stockholders as such Superior Proposal (it being understood that (x) any material revision to the terms of a Superior Proposal, including, any revision in price, shall require a new notice pursuant to clause (3) above, (y) the Board Recommendation Notice Period shall be extended, if applicable, to the extent necessary to ensure that at least two (2) Business Days remain in the Board Recommendation Notice Period subsequent to each time the Company notifies Newco of any such material revision and (z) there may be multiple extensions of the Board Recommendation Notice Period); and

(6) the Company Board determines (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Newco pursuant to clause (5) above), that, in light of such Superior Proposal, the failure to effect a Company Board Recommendation Change is inconsistent with its fiduciary duties.

(iii) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Company Board Recommendation Change for an Intervening Event unrelated to an Acquisition Proposal at any time prior to obtaining the Requisite Stockholder Approval in the event that the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect such a Company Board Recommendation Change is inconsistent with its fiduciary duties, taking into account all adjustments that may be offered by Newco pursuant to this Section 7.1(c)(iii); provided, however, that the Company may not make a Company Board Recommendation Change under this clause (iii) for an Intervening Event unless (A) the Company provides Newco with written information describing such Intervening Event in reasonable detail promptly after it becomes aware of it, (B) the Company notifies Newco in writing at least four (4) Business Days before making an Company Board Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor and (C) if Newco makes an offer or proposal capable of being accepted by the Company as a binding agreement during such four (4) Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as offered or proposed by Newco, determines in good faith (after consultation with outside counsel) that the failure to make such Company Board Recommendation Change would be inconsistent with its fiduciary obligations to the stockholders of the Company under Applicable Law. During the four (4) Business Day period prior to its effecting a Company Board Recommendation Change for an Intervening Event, the Company shall, and shall cause its financial and legal advisors to, negotiate with Newco in good faith (to the extent Newco seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement offered or proposed by Newco.

(iv) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act or any other Applicable Law; provided, however, that any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement; provided, further, that any such disclosure (other than a “stop, look and listen” communication pursuant to Rule 14d9-f under the Exchange Act) shall be deemed a Company Board Recommendation Change unless the Company Board expressly reaffirms its recommendation to the Company’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure and expressly rejects any applicable Acquisition Proposal.

(v) Notwithstanding anything to the contrary contained herein (including clause (ii) above), neither the Company nor any of its Subsidiaries shall enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or other Contract, in each case related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal or an Acquisition Transaction (except an Acceptable Confidentiality Agreement) unless this Agreement has been terminated in accordance with its terms (including the payment of the Company Termination Payment pursuant to Section 8.4).

7.2 Regulatory Approvals.

(a) Filings and Cooperation. As soon as reasonably practicable following the execution and delivery of this Agreement (and in any case within 10 Business Days with respect to the HSR Act), each of Newco and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Merger) as required by the HSR Act. Each of Newco and the Company shall (a) cooperate and coordinate with the other in the making of such filings, (b) supply the other with any information that may be required in order to effectuate such filings, and (c) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Newco reasonably deems necessary and/or appropriate. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority in the U.S. regarding the Merger or any other transactions contemplated by this Agreement. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(b) Remedies. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Newco or any of its Affiliates be required to offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (B) any other restrictions on the activities of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand.

7.3 Financing.

(a) No Amendments to Financing Commitment Letters. Subject to the terms and conditions of this Agreement, each of Newco and Merger Sub will not permit any assignment of the Financing Commitment Letters, or any amendment or modification (including an amendment or modification effected by way of a side letter) (it being agreed that any Alternate Debt Financing shall not be deemed to be an amendment or modification) to be made to, or any waiver of any provision or remedy pursuant to, the Financing Commitment Letters if such amendment, modification or waiver would, or could reasonably be expected to, (i) reduce (other than pursuant to the “flex” provisions of the Debt Commitment Letter) the aggregate amount of the Debt Financing (unless the Equity Financing is increased by an equivalent amount) or reduce the aggregate amount of the Equity Financing such that they aggregate an amount below the Required Amount (after giving effect to other available sources of cash), (ii) adversely impact the ability of any of Newco, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Debt Commitment Letters or the definitive agreements with respect thereto, (iii) impose new or additional conditions to the Financing, or otherwise expand, amend or modify any of the conditions to the receipt of the Financing in a manner that would, or could reasonably be expected to, prevent, impede or materially delay the consummation of the Financing when required pursuant to the terms hereof or (iv) prevent, impede or materially delay the consummation of the Financing when required pursuant to the terms hereof; provided, that, for the avoidance of doubt, without the consent of the Company, each of Newco and Merger Sub may (x) correct typographical errors, (y) provide for the assignment of a portion of the commitments or obligations under the Debt Commitment Letter to additional agents, arrangers, lenders, bookrunners, syndication agents or similar entities or reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto (including replacement of a lender) or (z) modify pricing and implement or exercise any of the “flex” provisions contained in the Debt Commitment Letter.

(b) Equity Financing. Newco shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letter, (ii) complying with its obligations under the Equity Commitment Letter, (iii) satisfying on a timely basis all conditions applicable to Newco or Merger Sub in such Equity Commitment Letter that are within its control, if any, and (iv) subject to the terms and conditions of the Equity Commitment Letter and Section 9.11, (x) enforcing its rights under the Equity Commitment Letter, including through the initiation of legal proceedings against the Guarantors if and to the extent necessary to obtain the Equity Financing contemplated thereby, and (y) consummating the Equity Financing at or prior to Closing, including by causing the Guarantors to fund the Equity Financing at the Closing. Newco shall not permit, without the prior written consent of the Company, any amendment or modification to be made to, or any termination, rescission or withdrawal of, or any waiver of any provision or remedy under, the Equity Commitment Letter. Any breach by Newco of its obligations under the Equity Commitment Letter shall be deemed to be a breach by Newco of this Section 7.3(b).

(c) Debt Financing and Alternate Debt Financing. Newco shall use (or cause Merger Sub to use) its reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby as promptly as reasonably practicable on the terms and conditions set forth in the Debt Commitment Letter, which shall consist of, without limitation, (i) maintaining in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof (except as otherwise permitted hereunder), (ii) negotiating, executing and delivering definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions no less favorable to Newco or Merger Sub (in the reasonable judgement of Newco) that those contemplated by the Debt Commitment Letter, (iii) timely preparing any necessary offering circulars, private placement memoranda, or other offering documents or marketing materials with respect to the Debt Financing, (iv) satisfying on a timely basis all conditions to funding within their respective control that are applicable to Newco and Merger Sub in the Debt Commitment Letter and the definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter, (v) commencing any marketing and syndication activities contemplated by the Debt Commitment Letter, and (vi) if all conditions in the Debt Commitment Letter are satisfied (other than those conditions that by their nature are to be satisfied on Closing) and the conditions in Sections 2.2(a) and 2.2(b) of this Agreement have been satisfied, consummating the Debt Financing at or prior to the Closing. Newco and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letter as and when they become due. For the avoidance of doubt, the “reasonable best efforts” of Newco and Merger Sub pursuant to this Section 7.3(c) includes an obligation on the part of Newco and Merger Sub to enforce their rights pursuant to the Financing Commitment Letters, including the initiation of an appropriate Legal Proceeding against any Debt Financing Source under the Debt Commitment Letters pursuant to which each of Newco and Merger Sub will use its reasonable best efforts to compel such Debt Financing Source to provide its portion of the Debt Financing in accordance with the Debt Commitment Letters if the terms and conditions set forth in the Debt Commitment Letters have been satisfied and one or more of the Debt Financing Sources under the Debt Commitment Letters fails to provide its respective portion of the Debt Financing and, as a result, the Closing does not occur or would reasonably be expected not to occur. In furtherance and not in limitation of the foregoing, in the event that any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter (including any “flex” provisions provided in the fee letter) (other than by reason of a breach of this Agreement by the Company or any Affiliate) and such portion is reasonably necessary to fund the Required Amount, then Newco shall, to the extent not in violation of this Agreement or the Debt Commitment Letter, use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources on terms, conditions and costs not materially less favorable in the aggregate to Newco, Merger Sub and the Surviving Corporation (in the reasonable judgment of Newco) than those set forth in the Debt Commitment Letter (provided that such terms, conditions and costs would not have any of the effects specified in Section 7.3(a)) and in an amount sufficient to pay the Required Amount (taking into account other available sources of cash) (the “Alternate Debt Financing”), and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letter in whole or in part. Newco shall promptly provide the Company with a copy of any New Debt Commitment Letters (and any fee letter in connection therewith, which may be delivered with the fee amounts, pricing caps, “flex” terms and other economic and numerical terms redacted in a customary manner). In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Commitment Letters” or the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by one or more New Debt Commitment Letters at the time in question and any New Debt Commitment Letters to the extent then in effect, and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the foregoing.

(d) Information. Upon the reasonable request of the Company, Newco shall (i) inform the Company on a current basis of the status of its efforts to arrange the Financing or any applicable Alternate Debt Financing, and (ii) provide the Company with copies of all executed amendments, modifications or replacements of the Debt Commitment Letter (it being understood that any amendments, modifications or replacements shall only be as permitted herein) or principal definitive agreements related to the Financing. Without limiting the generality of the foregoing, Newco and Merger Sub shall promptly notify the Company (A) of any breach, default, termination or cancellation of which Newco becomes aware by any party to the Financing Commitment Letters or definitive agreements related to the Financing to the extent such breach, default, termination or cancellation would reasonably be expected to materially delay or prevent the Closing, (B) of the receipt by Newco or Merger Sub of any written notice or communication from the Guarantors, or any Debt Financing Source with respect to any termination or cancellation of any Financing Commitment Letter or such definitive agreements.

(e) No Financing Condition. Newco and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing. In the event that the Financing has not been obtained, Newco and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 2.2, to consummate the Merger.

(f) Company Support.

(i) Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to provide Newco and the Debt Financing Sources, at Newco’s sole expense, with all cooperation reasonably requested by Newco to assist it in causing the conditions in the Debt Commitment Letter to be satisfied or as is otherwise reasonably requested by Newco in connection with the Debt Financing, including:

(1) participating (and causing senior management of the Company to participate) in a reasonable number of meetings (including customary one-on-one meetings between the Debt Financing Sources and members of senior management), presentations and due diligence sessions;

(2) (A) taking all corporate and other actions reasonably requested by Newco to permit the consummation of the Debt Financing and (B) executing and delivering, and facilitating the execution and delivery of, customary definitive financing documentation, including any pledge and security documents and other definitive financing documents as may be reasonably requested by Newco or the Debt Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that any corporate actions or such documents will not take effect until the Effective Time;

(3) furnishing Newco and the Debt Financing Sources, as promptly as practicable, with the financial information specified in Section 6(x) of Exhibit D to the Debt Commitment Letter, and such other pertinent information as Newco and the Debt Financing Sources shall request to prepare a bank information memorandum as contemplated by the Debt Commitment Letter (collectively, the “Required Financing Information”); provided, that the Required Financing Information will not include, or be deemed to require the Company to prepare, any (1) financial information concerning the Company or its Subsidiaries that the Company does not compile, prepare or otherwise generate in the ordinary course of business, except to the extent required to prepare a customary bank information memorandum, (2) other information not reasonably available to the Company and its Subsidiaries under its current internal control and reporting systems, except to the extent required to prepare a customary bank information memorandum, (3) pro forma financial statements and projections, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, or (4) consolidating and other financial statements, segment reporting and data that would be required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, or any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Noes. 33-8732A, 34-54302A and IC-27444A, and other customary exceptions;

(4) provide reasonable assistance in obtaining any consents of third parties necessary in connection with the Debt Financing;

(5) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness required by the Debt Commitment Letter to be terminated;

(6) promptly, and no later than three (3) Business Days prior to Closing, furnishing Newco and the Debt Financing Sources with all documentation and other information related solely to the Company and its Subsidiaries required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations; provided, that the request for such information has been made at least ten (10) Business Days prior to Closing.

(7) assisting Newco and the Debt Financing Sources (including furnishing information to be included therein) with the timely preparation of customary (A) rating agency presentations, bank information memoranda, lender presentations and similar documents required in connection with the Debt Financing and (B) offering documents, prospectuses, memoranda and similar documents required in connection with the Debt Financing, which documents may include the Company logo consistent with customary practices;

(8) solely with respect to financial information and data derived from the Company’s historical books and records, providing Newco with such information to assist in the preparation of the pro forma financial statements identified in Section 6 of Exhibit D of the Debt Commitment Letter and other pro forma financial information and pro forma financial statements to the extent required by the Debt Financing Sources, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (C) any financial information related to Newco or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Newco;

(9) providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing customary representations to the Debt Financing Sources under the Debt

Commitment Letter, including with respect to the presence or absence of material non-public information and the accuracy of the written information contained in the disclosure and marketing materials related to the Debt Financing;

(10) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Newco to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any of its Subsidiaries to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high-yield debt financing, by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time; and

(11) promptly after gaining knowledge thereof, supplementing the written information concerning the Company furnished pursuant to this Section 7.3(f) to the extent that any such information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(ii) Notwithstanding the provisions of Section 7.3(f)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of its Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnifiable or reimbursable by or on behalf of Newco, (B) enter into any definitive agreement which is not contingent upon the Closing (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)), (C) give any indemnities that are effective prior to the Effective Time, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under Applicable Law or is legally privileged, or (F) take any action that will conflict with or violate its organizational documents or any Applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party. In addition, (1) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Notwithstanding any other provision of this Agreement, nothing in this Agreement will require (A) any officer or Representative of the Company or any of its Subsidiaries to (x) execute or deliver any definitive agreement, certificate or opinion in connection with the Debt Financing, or (y) take any other action pursuant to Section 7.3(f)(i) or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Company Board as of the date hereof to approve the Financing or any alternative financing or Contracts related thereto.

(g) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Newco and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are subject to other customary confidentiality undertakings. The Company agrees and acknowledges that the obligations of Elliott Management Corporation and any Affiliate thereof under Section 5 of the Confidentiality Agreement shall terminate effective immediately upon the execution of this Agreement, and concurrently with the execution hereof, the Company shall deliver to Elliott Management Corporation a written confirmation of the foregoing.

(h) Company Reimbursement and Indemnification.

(i) Upon request by the Company, Newco shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company and its Subsidiaries for all out-of-pocket costs and expenses (including legal fees and expenses) incurred by the Company and/or any of its Subsidiaries in connection with providing the support and cooperation contemplated by Section 7.3(f).

(ii) Newco shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with the Debt Financing, including providing the support and cooperation contemplated by Section 7.3(f) and any information utilized in connection therewith; provided, that, the Newco shall not be obligated to provide such indemnity to the extent arising from information furnished in writing by or on behalf of the Company or any of its Subsidiaries or with respect to any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, penalties or amounts arising from or related to any breach of any representation made by the Company hereunder or in the case of fraud).

(i) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used (i) solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; (ii) solely in connection with a description of the Company, its business, and products or the Merger; and (iii) in a manner consistent with the other customary terms and conditions that the Company reasonably imposes.

7.4 Efforts to Close.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, including the limitations contained in Sections 7.2 and 7.3, each of Newco, Merger Sub and the Company shall use their reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done), and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions to the Merger set forth in Section 2.2 to be satisfied or fulfilled, (ii) obtain all necessary consents, approvals, orders and authorizations from Governmental Authorities, the expiration or termination of any applicable waiting periods under the HSR Act and (iii) seek all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated hereby (including the Merger). The Company further agrees to the covenants set forth in Section 7.4(a) of the Company Disclosure Letter.

(b) Forbearance. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Newco or Merger Sub (or any of their respective Affiliates), on the one hand, nor the Company (or any of its Affiliates), on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, materially delaying or otherwise adversely affecting (i) the consummation of the Merger, or (ii) the ability of such party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 7.3(f) will be considered a violation of this Section 7.4.

(c) Third Party Consents. Notwithstanding anything to the contrary set forth in this Section 7.4 or elsewhere in this Agreement, with respect to consents relating to any Contracts, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), to concede or agree to concede anything of value, or to amend, supplement or otherwise modify any Contract to which it is a party or commence, defend or participate in any Legal Proceeding.

7.5 Access to the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford Newco and its Representatives reasonable access, during normal business hours and after reasonable advance notice, to all assets, properties, books and records and personnel of the Company and its Subsidiaries as Newco may reasonably request; provided, however, that notwithstanding the foregoing, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any Applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; or (d) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Newco and its Affiliates, on the other hand; provided, that, in the case of clauses (a) through (c) above, the parties will cooperate and use commercially reasonable efforts to obtain necessary consents and/or waivers from third parties for such activities or otherwise find a way to allow diligence of such information in a manner that would not contravene such law or cause such waiver of a legal privilege. During such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Newco: (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (y) all other information concerning its business, properties and personnel as Newco or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the work papers of its auditors). Any investigation conducted pursuant to the access contemplated by this Section 7.5 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Newco or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.5. All requests for access pursuant to this Section 7.5 must be directed to the General Counsel of the Company, or another person designated in writing by the Company.

7.6 Notice of Breach.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall promptly notify Newco in the event that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate in any material respect, or in the event that the Company has failed to comply with or satisfy in any material respect any covenant or obligation to be complied with or satisfied by it under this Agreement, in each case that if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Newco and Merger Sub contained in Sections 2.2(b)(i), 2.2(b)(ii) or 2.2(b)(iv) to fail to be satisfied.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Newco shall promptly notify the Company in the event that any representation or warranty made by Newco or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or in the event that Newco or Merger Sub has failed to comply with or satisfy in any material respect any covenant or obligation to be complied with or satisfied by it under this Agreement, in each case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of the Company contained in Sections 2.2(c)(i) and 2.2(c)(ii) to fail to be satisfied.

7.7 Confidentiality. Newco, Merger Sub and the Company hereby acknowledge that Elliott Management Corporation and the Company have previously executed a Confidentiality Agreement, dated July 13, 2017 (as amended, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms (except as provided in Section 7.3(g) above).

7.8 Public Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Newco. Thereafter, the Company (unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change), on the one hand, and Newco and Merger Sub, on the other hand, shall use their respective reasonable best efforts to consult with the other parties to this Agreement before providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger; provided, however, that notwithstanding the foregoing, the Company, Newco and Merger Sub will not be obligated to engage in such consultation with respect to communications that are (i) required by Applicable Law or any stock exchange rule or listing agreement or (ii) materially consistent in substance with previously public communications regarding which the parties has previously consulted.

7.9 Transaction Litigation. Prior to the Effective Time, the Company shall promptly notify Newco of all Legal Proceedings commenced or threatened against the Company or any of its Subsidiaries or Affiliates (including its officers and directors), in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Newco reasonably informed with respect to the status thereof. The Company shall (a) give Newco the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Newco with respect to the defense, settlement and prosecution of any Transaction Litigation. For purposes of this Section 7.9, “participate” means that Newco will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Newco may offer comments or suggestions with respect to such Transaction Litigation. The Company shall not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to the Merger or any of the other transactions contemplated hereby without Newco’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the above, the Company shall not need Newco’s consent to settle any Transaction Litigation to the extent such Transaction Litigation is settled (1) solely for the payment of monies which are recoverable from insurance policies available to the Company (other than any deductibles or retention amounts applicable thereto) and (2) includes a full and unconditional release of all liabilities arising out of such claim or action against the Newco Parties.

7.10 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the Merger and all other transactions contemplated by this Agreement, and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Merger and other transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.11 Directors and Officers Exculpation, Indemnification and Insurance.

(a) Existing Agreements and Protections. The Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time to the extent disclosed on Section 7.11(a) of the Company Disclosure Letter (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by Applicable Law.

(b) Insurance.

(i) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time (a correct and complete copy of which has been heretofore made available to Newco), covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.11(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 250% of the amount paid by the Company for coverage for its last full fiscal year (such 250% amount, the “Maximum Annual Premium”); provided, however, that that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

(ii) Notwithstanding any provision in this Agreement to the contrary, prior to the Effective Time and after reasonable consultation with Newco, the Company may, and at the request of Newco it shall, purchase a six-year “tail” prepaid policy on the D&O Insurance. In the event that the Company purchases such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to)

maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Newco) under Section 7.11(b)(i) for so long as such “tail” policy shall be maintained in full force and effect.

(c) Successors and Assigns. If the Surviving Corporation (or Newco) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Newco) set forth in this Section 7.11.

(d) No Impairment; Third Party Beneficiaries. The obligations set forth in this Section 7.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (and their heirs and representatives) without the prior written consent of such affected Indemnified Person (and their heirs and representatives). Each of the Indemnified Persons (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.11, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and their heirs and representatives)) under this Section 7.11 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).

(e) Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.11 is not prior to or in substitution for any such claims under such policies.

7.12 Employee Matters.

(a) Acknowledgment of Change of Control. Newco hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans, as applicable, will occur as of the Effective Time, as applicable.

(b) Existing Agreements. From and after the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time, provided, however, that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by Applicable Law.

(c) Continuation of Company Plans. As of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) continue to employ the employees of the Company and its Subsidiaries who are employed as of immediately prior to the Effective Time. For a period of one (1) year following the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) either (i) maintain for the benefit of each Continuing Employee the Employee Plans and any other employee benefit plans or other compensation and severance arrangements of the Surviving Corporation or any of its Subsidiaries (together, the “Company Plans” but excluding equity based benefits, benefits related to a change in control, retention benefits and individual employment agreements) at benefit levels that are substantially comparable in the aggregate to those provided as of the date of this Agreement, and provide compensation and benefits to each Continuing Employee under such Company Plans, or (ii) provide base salary and annual cash bonus or commission opportunities that, taken as a whole, are no less favorable in the aggregate than the base salary, annual cash bonus and commission opportunities provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”), or (iii) provide some combination of (i) and (ii) above such that each Continuing Employee receives compensation, benefits and severance payments (other than equity based benefits, benefits-related to a change in control, retention benefits and individual employment agreements) that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits, benefits related to a change in control, retention benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time. In each case, target annual cash compensation shall not be decreased for a period of one (1) year following the Effective Time for any Continuing Employee employed for that period. For a period of one (1) year following the Effective Time, the Surviving Corporation will (and Newco will cause the Surviving Corporation to) provide severance benefits to eligible employees in accordance with the Company’s severance plans, guidelines and practices as in effect on the date of this Agreement and that have been disclosed in Section 7.12(c) of the Company Disclosure Letter.

(d) Service Credit; Etc. The Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) provide each Continuing Employee with credit for all service with the Company and its Subsidiaries (and their respective predecessors) prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement) to the extent provided under the comparable Employee Plan; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) credit the accounts of such Continuing Employees under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future which shall be subject to the applicable vacation paid time-off policy as in effect thereafter from time-to-time.

(e) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 7.12 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Newco, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) require Newco, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement (including the Employee Plans and the Company Plans).

7.13 Obligations of Merger Sub. Newco shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement. Newco and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement. During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger.

7.14 Newco Vote. Immediately following the execution and delivery of this Agreement, Newco, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval (except as provided herein), only as follows:

(a) by mutual written agreement of Newco and the Company; or

(b) by either Newco or the Company if the Effective Time shall not have occurred on or before April 25, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date; or

(c) by either Newco or the Company if the Company Stockholder Meeting shall have been completed and the Requisite Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

(d) by either Newco or the Company if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the consummation of the Merger permanently illegal or which has the effect of permanently prohibiting the consummation of the Merger or (ii) issued or granted any Order that is in effect and that has the effect of making the Merger illegal permanently or which has the effect of permanently prohibiting the consummation of the Merger and such Order shall have become final and non-appealable; or

(e) by the Company in the event (i) of a breach of any covenant or agreement on the part of Newco or Merger Sub set forth in this Agreement, (ii) that any of the representations and warranties of Newco and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case of clause (i) and (ii) such that the conditions set forth in Section 2.2(c)(i) or Section 2.2(c)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate or (iii) if the Merger shall not have been consummated on or before the date required by Section 2.1, all of the conditions set forth in Sections 2.2(a) and 2.2(b) would be satisfied or waived and continue to be satisfied or waived at the time of such termination if the Closing were held at the time of such termination, and the Company stands ready, willing and able to consummate the Merger on the date required by Section 2.1 at the time of termination; provided, however, that with respect to the foregoing clauses (i) and (ii), notwithstanding the foregoing, in the event that such breach by Newco or Merger Sub or such inaccuracies in the representations and warranties of Newco or Merger Sub are curable by Newco or Merger Sub, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Company to Newco of such breach or inaccuracy, as applicable or (B) the Termination Date; and provided, further, the Company may not terminate this Agreement pursuant to clauses (i) and (ii) of this Section 8.1(e) if it is then in material breach of any covenant contained in this Agreement; or

(f) by the Company, at any time prior to obtaining the Requisite Stockholder Approval, in order to enter into a definitive agreement to consummate a Superior Proposal simultaneously with the termination of this Agreement, provided that (i) the Superior Proposal was not solicited in violation of Section 6.2(a), (ii) prior to terminating this Agreement pursuant to this Section 8.1(f), the Company shall have given Newco at least four (4) Business Days’

notice of its intention to terminate this Agreement pursuant to this Section 8.1(f) (the “Superior Proposal Notice Period”) (which notice shall include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal), (iii) if requested by Newco, during the Superior Proposal Notice Period, the Company shall have met and negotiated with Newco regarding modifications to the terms and conditions of this Agreement so that such Superior Proposal ceases to be a Superior Proposal, (iv) prior to the end of the Superior Proposal Notice Period, Newco shall not have made a counter-offer or proposal that the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to the Company Stockholders as such Superior Proposal (it being understood that (x) any material revision to the terms of a Superior Proposal, including any revision in price, shall require a new notice and Superior Proposal Notice Period pursuant to clause (ii) above, (y) the Superior Proposal Notice Period shall be extended, if applicable, to the extent necessary to ensure that at least two (2) Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Newco of any such material revision and (z) that there may be multiple extensions of the Superior Proposal Notice Period), (v) in connection with the termination of this Agreement, the Company pays to Newco the Company Termination Payment payable pursuant to Section 8.4(a)(ii) and (vi) the Company Board has determined (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Newco) that, in light of such Superior Proposal, the failure to terminate this Agreement is inconsistent with its fiduciary duties; or

(g) by Newco in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 2.2(b)(i), Section 2.2(b)(ii) and Section 2.2(b)(iv) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company, then Newco shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from Newco to the Company of such breach or inaccuracy, as applicable or (B) the Termination Date; and provided, further, Newco may not terminate this Agreement pursuant to this Section 8.1(g) if it is then in material breach of any covenant contained in this Agreement; or

(h) by Newco in the event that (i) the Company Board (or any committee thereof) shall have effected a Company Board Recommendation Change; (ii) the Company shall, within ten (10) Business Days of a tender or exchange offer relating to securities of the Company having been commenced, fail to publicly recommend against such tender or exchange offer, or (iii) the Company shall have failed to publicly reaffirm its recommendation of the Merger within ten (10) Business Days after the date any Acquisition Proposal or any material modification thereto is first publicly commenced, publicly announced, distributed or disseminated to the Company’s stockholders upon a request to do so by Newco.

8.2 Notice of Termination. A party terminating this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall deliver a written notice to the other party setting forth the specific provision of Section 8.1 pursuant to which this Agreement is being terminated.

8.3 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 3.24, Section 3.27, Section 4.12, Section 7.3(h), Section 7.7, Section 7.8, this Section 8.3, Section 8.4 and Article IX, each of which shall survive the termination of this Agreement, and (b) subject to Section 8.4(d), that nothing herein shall relieve any party or parties hereto, as applicable, from Liability for any breach of this Agreement prior to such termination, or any fraud committed in connection with this Agreement or any of the transactions contemplated hereby. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, the Equity Commitment Letter and the Limited Guarantee, all of which shall survive termination of this Agreement in accordance with their respective terms. For the avoidance of doubt, in the event of termination of this Agreement, the Debt Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders hereunder or under the Debt Commitment Letters or otherwise relating to or arising out of the transactions contemplated by such agreements (including for any willful and material breach), provided that the foregoing shall not preclude any liability of the Debt Financing Sources to Newco or Merger Sub under the terms of the Debt Commitment Letters (and the related fee letters) or the Debt Financing.

8.4 Termination Payments.

(a) Company Termination Payments.

(i) In the event that (A) this Agreement is terminated by the Company or Newco pursuant to Section 8.1(b) (under circumstances in which the closing condition set forth in Section 2.2(a)(i) is not satisfied) or Section 8.1(c), (B) following the execution of this Agreement an offer or proposal for an Acquisition Transaction is publicly announced or otherwise communicated to the Company Board, or shall otherwise become publicly known, and not withdrawn (x) at least ten (10) Business Days prior to the Company Stockholder Meeting in connection with a termination under Section 8.1(c) and (y) at least 30 Business Days prior to a termination in connection with Section 8.1(b), and (C) within 12 months following the termination of this Agreement by the Company or Newco pursuant to Section 8.1(b) or Section 8.1(c) a Competing Acquisition Transaction is consummated or the Company enters into a definitive Contract in respect of any Competing Acquisition Transaction or recommends or submits a Competing Acquisition Transaction to its stockholders for adoption, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to the termination hereof, then within one Business Day, the Company shall make a payment to Newco equal to $47,210,000 (the “Company Termination Payment), by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(ii) In the event that this Agreement is terminated pursuant to Section 8.1(f), then as a condition to such termination of this Agreement, the Company shall tender to Newco the Company Termination Payment by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(iii) In the event that this Agreement is terminated pursuant to Section 8.1(h), then within one (1) Business Day of such termination by Newco, the Company shall tender to Newco the Company Termination Payment by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(iv) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Payment on more than one occasion, whether nor not the Company Termination Payment may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) Newco Closing Failure Payment. In the event that this Agreement is terminated by the Company pursuant (i) to Section 8.1(e) or (ii) to Section 8.1(b), under circumstances in which the Agreement was terminable under Section 8.1(e), then Newco shall pay to the Company a payment of $94,410,000 (the “Newco Closing Failure Payment”), within one (1) Business Day of such termination by the Company, Newco shall make a payment to the Company equal to the Newco Closing Failure Payment, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(c) Recovery. The parties hereby acknowledge and agree that the covenants set forth in this Section 8.4 are an integral part of this Agreement and the Merger, and that, without these agreements, the parties would not have entered into this Agreement. Accordingly, if a party fails to promptly pay any amounts due pursuant to Section 8.4(a) or 8.4(b), as appropriate, and, in order to obtain such payment, the other party commences a Legal Proceeding that results in a judgment against the breaching party for the amount set forth in Section 8.4(a) or 8.4(b), as appropriate, or any portion thereof, the breaching party will pay to the non-breaching party its out-of-pocket costs and expenses (including attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law.

(d) Exclusive Remedies; Limitation on Liability.

(i) Notwithstanding anything to the contrary in this Agreement:

(1) No Newco Party, except Newco, Merger Sub and the Guarantors (but only to the extent set forth in the Limited Guarantee), shall have any liability for any obligation or liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders for any claim for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee or the Financing Commitment Letters (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise;

(2) Without limiting the right of the Company to seek specific performance in accordance with Section 9.11(b), the maximum aggregate liability of Newco, Merger Sub and the Guarantors for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee or the Financing Commitment Letters, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to the Newco Closing Failure Payment, and any amounts that may become due pursuant to Section 7.3(h) and 8.4(c) hereof , and in no event shall the Company seek to, and the Company shall cause its controlled Affiliates not to seek to, recover any money damages (including consequential, special, indirect or punitive damages) in excess of such amount; and

(3) Upon acceptance of the Newco Closing Failure Payment, no Newco Party shall have any further liability or obligation to the Company, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Limited Guarantee or the Financing Commitment Letters, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, the Company shall not seek to, and shall cause its controlled Affiliates not to seek to, recover any money damages (including consequential, special, indirect or punitive damages) or obtain any equitable relief from any Newco Party.

(ii) Notwithstanding anything to the contrary in this Agreement, no Debt Financing Source shall have any liability or obligation to the Company, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Limited Guarantee or the Financing Commitment Letters or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and the Company shall not seek to, and shall cause its Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, special, indirect or punitive damages) or obtain any equitable relief from or with respect to any Debt Financing Source.

ARTICLE IX

GENERAL PROVISIONS

9.1 Certain Interpretations.

(a) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(b) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(e) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” means United States Dollars.

(f) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(h) Unless otherwise indicated, the word “day” means calendar day.

(i) The words “hereto,” “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(j) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(k) The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(l) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; and

(m) Unless otherwise indicated, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(n) Unless otherwise indicated, all references in this Agreement to any agreement (including this Agreement), Contract, document or instrument mean such agreement, Contract, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto, in each case as of the date hereof.

9.2 Amendment. Subject to Applicable Law, this Agreement may be amended, modified or supplemented by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Newco, Merger Sub and the Company; provided, however, that in the event that this Agreement has been approved by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources set forth in Section 8.4(d)(ii), Section 9.9, Section 9.12, Section 9.13(c), Section 9.14 and this Section 9.2 (and the defined terms used therein) may not be amended, modified or altered in a manner adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

9.3 Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.

9.4 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Notwithstanding the foregoing, Newco and Merger Sub may assign, in its sole discretion, any or all of its rights and interests under this Agreement) after the Effective Time, to any Person; provided that Newco or Merger Sub, as the case may be, shall remain liable for the full performance of all obligations under this Agreement to the extent that such obligations are not fully performed by the assignee. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if sent via telecopy or electronic mail (receipt confirmed), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Newco or Merger Sub, to:

c/o Elliott Management Corporation

40 West 57th Street

New York, NY 10019

Attention: Jesse Cohn and Isaac Kim

E-mail: JCohn@elliottmgmt.com; IKim@egc-capital.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Eduardo Gallardo; Richard J. Birns

E-mail: egallardo@gibsondunn.com; rbirns@gibsondunn.com

(b)	if to the Company (prior to the Closing), to:

3300 Olcott Street

Santa Clara, CA 95054

Attention: Paul Bradley Shinn, Chief Legal Officer and SVP Corporate Development

Email: paul.shinn@gigamon.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Michael S. Ringler

Telecopy No.: (415) 947-2099

E-mail: mringler@wsgr.com

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Robert G. Day

Telecopy No.: (650) 493-6811

E-mail: rday@wsgr.com

9.6 Non-Survival of Representations, Warranties. The representations and warranties of the Company, Newco and Merger Sub contained in this Agreement shall terminate at the Effective Time and none of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

9.7 Expenses. Subject to Section 7.3(h) and Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses, whether or not the Merger is consummated.

9.8 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Limited Guarantee and the Equity Commitment Letter constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, except as modified hereby pursuant to Section 7.3, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms, provided, however, the parties agree that no provision of the Confidentiality Agreement or this Agreement shall limit in any respect the rights of Newco, the Guarantors or any of their Affiliates to assign or syndicate any portion of their equity commitment pursuant to the Equity Commitment Letter. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER NEWCO AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.9 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable rights, benefits or remedies of any nature hereunder, except for (a) the provisions of Section 8.4(d)(ii), Section 9.2, Section 9.12, Section 9.13(c),

Section 9.14 and this Section 9.9 will inure to the benefit of the Debt Financing Sources and their respective successors and assigns, each of whom are intended to be third party beneficiaries thereof, (b) the rights of the Newco Parties under Section 8.4 and Section 9.13(b) and (c) from and after the Effective Time, (1) as set forth in or contemplated by the terms and provisions of Section 7.11 and (2) the rights of holders of shares of the Company Common Stock to receive the merger consideration set forth in Article I.

9.10 Severability . In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.11 Remedies.

(a) Generally. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance.

(i) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached (and, more specifically, that immediate and irreparable harm would likewise occur if any of the transactions contemplated by this Agreement, including the Merger, were not consummated and the Company Stockholders did not receive the aggregate consideration payable to them in accordance with and subject to the terms and conditions set forth in this Agreement), and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that, subject to Section 9.11(b)(ii) below, in the event of any breach or threatened breach by the Company, on the one hand, or Newco and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other party (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other party under this Agreement, and this right shall include the right of the Company to cause Newco and Merger Sub to fully enforce the terms of the Equity Commitment Letter against the Guarantor to the fullest extent permissible under the Equity Commitment Letter and Applicable law.

(ii) Newco and Merger Sub hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Newco or Merger Sub, and to specifically enforce the terms and provisions of this Agreement to prevent breaches, or to enforce compliance with, the covenants and obligations of Newco and Merger Sub under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.11(b), a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, the Financing Commitment Letters or the Limited Guarantee (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.11(b) are not available or otherwise are not granted, and (y) nothing set forth in this Section 9.11(b) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.11(b) prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.11(b) or anything set forth in this Section 9.11(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement or the Limited Guarantee that may be available then or thereafter. Notwithstanding the foregoing and subject to the rights of the parties to the Debt Commitment Letters under the terms thereof, none of the Company or any of its Affiliates or its and their direct and indirect stockholders shall have any rights or claims (whether in contract tort or otherwise) against any Debt Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

(iii) Notwithstanding anything herein to the contrary, the Company shall be entitled to specific performance to cause Newco and Merger Sub to draw down the Equity Financing or to consummate the Merger only if:

(1) all conditions in Sections 2.2(a) and 2.2(b) (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived;

(2) Newco and Merger Sub have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 2.1;

(3) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; and

(4) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur.

9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of law principles.

9.13 Consent to Jurisdiction.

(a) Each of the parties hereto (a) agrees that notice as provided herein shall constitute sufficient service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in such other manner as may be permitted by Applicable Law, and nothing in this Section 9.13 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any other federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts. Each of Newco, Merger Sub and the Company agrees that a final, non-appealable judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b) Without limiting Sections 8.4 or 9.11, this Agreement may only be enforced by the Company against, and claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made by the Company against, Newco, Merger Sub and the Guarantors (but only to the extent set forth in the Limited Guarantee or pursuant to the third party beneficiary rights of the Equity Commitment Letters), and the Company shall not seek to enforce this Agreement against, or make any claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement against, any other Newco Party.

(c) Notwithstanding anything in this Agreement to the contrary, but subject to the next sentence, each of the parties hereto agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing Commitment Letters, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of

New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York. The Company further agrees that it shall not, and shall cause its Affiliates and its and their direct and indirect stockholders not to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing Commitment Letters, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof.

9.14 WAIVER OF JURY TRIAL. EACH OF NEWCO, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE AND INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING ANY OF THE DEBT FINANCING SOURCES) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING COMMITMENTS, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR THE ACTIONS OF NEWCO, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.16 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

GINSBERG HOLDCO, INC.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

GINSBERG MERGER SUB, INC.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

GIGAMON INC.

By:	/s/ Paul Hooper
Name:	Paul Hooper
Title:	Chief Executive Officer

[MERGER AGREEMENT]

ANNEX A

CERTAIN DEFINED TERMS

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal), or (ii) executed, delivered and effective after the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential and such confidentiality provisions are no less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

“Acquisition Proposal” means any offer, proposal or indication of interest from any Third Party relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Third Party, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Third Party pursuant to which the Company Stockholders immediately preceding such transaction hold less than 85% of each class of outstanding voting and equity interests in the surviving or resulting entity of such transaction; or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Third Party of more than fifteen percent (15%) of the consolidated assets (including the equity interests of the Company’s Subsidiaries) of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Anti-Corruption and Anti-Bribery Laws” shall mean the FCPA, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state, local, municipal or other law (statutory, common or otherwise), constitution, treaty, convention, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority that is legally binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of July 1, 2017.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Applicable Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by Applicable Law or other governmental action to close.

“Cash on Hand” means, as at immediately prior to the Effective Time, the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, net of (i) any outstanding checks, wires and bank overdrafts of the Company or its Subsidiaries, (ii) any amounts relating to credit card receivables, (iii) Restricted Cash and (iv) Indebtedness of the Company or any of its Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Equity Incentive Plan” means the 2013 Equity Incentive Plan and the 2012 Unit Option Plan.

“Company ESPP” means the 2013 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any state of facts, event, violation, inaccuracy, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist, (A) is or would reasonably likely be materially adverse to the business, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, or (B) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that in the case of clause (A) only, Company Material Adverse Effect shall not include any Effect to the extent arising out of the following clauses (i) through (xii) when determining whether a Company Material Adverse Effect has occurred or may, would or could occur and, provided, further, with respect to each of the following clauses (i) through (vi), if the impact of such Effect is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate, then solely the extent of such disproportionate effect may be included in the determination regarding whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i) general economic conditions, including any securities, credit, financial or other capital market conditions, and including changes in interest rates or currency exchange rates, in the United States or any other country or region in the world;

(ii) regulatory, legislative or political conditions, in the United States or any other country or region in the world;

(iii) general conditions in the industries in which the Company or any of its Subsidiaries conduct business;

(iv) changes or prospective changes in Applicable Law or GAAP or the repeal, enforcement or interpretations thereof;

(v) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement (whether perpetrated or encouraged by a state or non-state actor or actors);

(vi) earthquakes, hurricanes, tsunamis, tornadoes, tropical storms, floods, mudslides, wild fires or other natural disasters, pandemics, epidemics, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vii) except with regard to the representations and warranties in Section 3.2 and Section 3.4, the execution or delivery of this Agreement or the other agreements contemplated by this Agreement, or the public announcement or pendency of this Agreement or the Merger;

(viii) any change resulting or arising from the identity of, any facts or circumstances relating to, or any action or inaction by, Newco, Merger Sub or their respective Affiliates;

(ix) any failure by the Company to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and /or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”);

(x) any decline in the market price or change in the trading volume of Company Common Stock, in and of itself, or any change in the credit ratings of the Company or any of its Subsidiaries, in and of itself (it being understood that the underlying cause(s) of any such decline or change may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”);

(xi) any action taken at the written request of Newco or with the prior written consent or approval of Newco; and

(xii) the matters set forth in the Company Disclosure Letter.

“Company Options” means any options to purchase shares of Company Common Stock issuable under a Company Equity Incentive Plan.

“Company Products” means any and all items, products and services currently marketed, sold, licensed, provided, distributed or supported by the Company and its Subsidiaries, and refers also to all User Documentation and related technical documentation associated therewith.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “15%” and “85%” shall be references to “50%.”

“Continuing Employees” shall mean all employees of the Company and its Subsidiaries who continue their employment with the Company, its Subsidiaries, the Surviving Corporation, Newco or any Subsidiary of Newco as of and following the Effective Time.

“Contract” means any legally binding contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument or obligation.

“Delaware Law” means the DGCL and any other Applicable Law of the State of Delaware.

“DGCL” means the General Corporation Law of the State of Delaware.

“DOJ” means the United States Department of Justice, or any successor thereto.

“DOL” means the United States Department of Labor, or any successor thereto.

“Employee Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee, consultant or independent contractor or director of the Company, any of its Subsidiaries or any of their ERISA Affiliates and with respect to which the Company or any of its Subsidiaries has or may have any material Liability.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, plant and animal life, natural resource, or indoor or ambient air.

“Environmental Law” means any Applicable Law concerning (a) the manufacture, transport, use, treatment, storage, release or disposal of any Hazardous Substance, (b) the protection or restoration of the Environment or (c) the protection of human health and safety with respect to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” means any Person under common control with the Company or that, together with the Company or any of its Subsidiaries, would be treated as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Export and Import Control Laws” means any U.S. law, regulation, or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States; (ii) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; or (iii) economic sanctions or embargoes.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FTC” means the United States Federal Trade Commission, or any successor thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Substance” means any material or substance that is listed as “hazardous” pursuant to CERCLA or that is listed or defined as “hazardous,” “toxic” or words of similar import under any other Environmental Law, or any petroleum product or by-product including any petroleum or natural gas hydrocarbons or any liquid or fraction thereof, lead paint, and any radioactive or infectious material or agent.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (vi) all underfunded pension Liabilities, (vii) all reimbursement obligations of such Person as an account party in respect of outstanding letters of credit and letters of guarantee, (viii) all guarantees, obligations, undertakings or arrangements having the economic effect of a guarantee of others of any Indebtedness or to maintain or cause to be maintained the financial position of others, (ix) sale-leasebacks of long-term assets and (x) obligations related to the encumbering of assets, such as factoring receivables.

“Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents and design patents, and all registrations and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, corrections, provisionals, continuations and continuations in part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation therefore (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights (registered or otherwise), copyright registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv) all trade names, trade dress, logos, or other corporate designations, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (v) domain names and applications and registrations therefore (collectively, “Domain Names”); and (vi) any similar, corresponding or equivalent rights in Technology to any of the foregoing.

“Intervening Event” shall mean any material event, circumstance, change, effect, development or condition occurring or arising after the date hereof that was not known to the Company Board prior to the execution of this Agreement or, if known, the implications of which were not known or reasonably foreseeable, which event, circumstance, change, effect, development or condition or any material consequence thereof, becomes known to the Company Board prior to the receipt of the Requisite Stockholder Approval that does not relate to (A) an Acquisition Proposal, (B) Newco or its Subsidiaries or (C) any actions taken pursuant to this Agreement.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“knowledge” of any party means the actual knowledge of any executive officer of such party after due inquiry of such executive officer’s direct reports.

“Legal Proceeding” means any lawsuit, litigation, arbitration or other legal proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, public or private) by or before any Governmental Authority.

“Liabilities” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, exclusive license to Intellectual Property Rights, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Marketing Period” means the first period of 15 consecutive Business Days commencing after the date of this Agreement and throughout which (i) Newco has the Required Financing Information (it being understood that (x) if at any time during such fifteen (15) consecutive Business Days, the information provided at the commencement of such period ceases to be or constitute the Required Financing Information, then the Marketing Period shall be deemed not to have commenced until information is provided that constitutes the Required Financing Information and (y) if the Company in good faith reasonably believes that it has provided the Required Financing Information, it may deliver to Newco a written notice stating when it believes that it completed such delivery, in which case the Company will be deemed to have complied with this clause (i) unless Newco objects to such notice within two (2) Business Days (and identifies the Required Financing Information which has not been delivered) or such information ceases to constitute Required Financing Information; (ii) the conditions set forth in Section 2.2(a) have been and continue to be satisfied; and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 2.2(b) to fail to be satisfied (other than those conditions that by their nature can only be satisfied at the Closing), assuming that such conditions were applicable at any time during such fifteen (15) consecutive Business Day period; provided that (i) November 22 through 24, 2017 (inclusive) shall not be considered Business Days for the purposes of the Marketing Period, (ii) if the Marketing Period

has not ended on or prior to December 18, 2017, then the Marketing Period shall commence no earlier than January 2, 2018.; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such fifteen (15) consecutive Business Day period, (A) PricewaterhouseCoopers LLP shall have withdrawn, amended or qualified, or advised the Company or its Affiliates in writing that it intends to withdraw, amend or qualify its audit opinion with respect to any year end audited financial statements used to generate the Required Financing Information, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until PricewaterhouseCoopers LLP or another nationally recognized independent accounting firm has delivered an unqualified audit opinion with respect to such financial statements, (B) any of the financial statements included in the Required Financing Information shall have been restated, amended or qualified, the Company or any of its Subsidiaries shall have publicly announced, or the Company, any of its Affiliates, or their respective boards of directors have determined, that a restatement, amendment or qualification of any financial information included in the Required Financing Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement, amendment or qualification has been completed and the Required Financing Information has been amended to reflect such restatement, amendment or qualification (together with unqualified audit opinion) or (C) any Required Financing Information contains an untrue statement of material fact or omits to state any material facts necessary in order to make such Required Financing Information, in light of the circumstances under which they were made, not misleading, at any point throughout such period. For the avoidance of doubt, if the Marketing Period shall have commenced in accordance with the terms of this paragraph, and during the course of the Marketing Period the Company shall be required to deliver additional information pursuant to Section 7.3(f)(i)(3) above, the delivery of such additional information in accordance with the aforementioned provision shall not cause the Marketing Period to reset or restart.

“Material Contract” means:

(i) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC (other than those agreements and arrangements described in Item 601(b)(10)(iii)) to which the Company or any of its Subsidiaries is a party;

(ii) any Contract providing for the purchase, licensing or support of Company Products by the largest five (5) direct customers of the Company or any of its Subsidiaries, determined on the basis of annual recurring subscription services revenues attributable to such customers that have been received by the Company or any of its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2016;

(iii) any Contract providing for the sale or distribution of Company Products by the top 15 largest distributors of the Company or any of its Subsidiaries, determined on the basis of annual revenue attributable to such distributors that have been received by the Company or any of its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2016;

(iv) any material Contracts providing for the lease of real property of over 1,000 square feet to the Company or any of its Subsidiaries;

(v) any Contract providing for the manufacturing of Company Products by contract manufacturers of Company Products the Company or any of its Subsidiaries, determined on the basis of annual amounts paid to such contract manufacturers by the Company or any of its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2016;

(vi) any Contract containing any covenant or other provision (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person in any of the Company’s lines of business; (B) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions, in each case of the above other than (1) any such Contracts that may be cancelled without liability to the Company or its Subsidiaries upon notice of 90 days or less, or (2) where any such covenants or other provisions are not material to the Company or any of its operating Subsidiaries;

(vii) any Contract that involves a joint venture, limited liability company or legal partnership with any third Person;

(viii) any Contract pursuant to which the Company or any of its Subsidiaries (A) will acquire any other Person, or the business lines or divisions of any third Person, (B) will sell or transfer to any third Person, any business lines or divisions of the Company or any of its Subsidiaries or (C) any assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $500,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(ix) any Contracts relating to any Indebtedness, in each case in excess of $100,000, other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(x) any Contract that by its express terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $1,000,000 over the remaining term of such Contract;

(xi) any Contract pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other similar contingent payment obligations, in each case that could result in payments in excess of $100,000;

“Minimum Cash Amount” means $230,000,000.

“Newco Material Adverse Effect” means any material adverse effect on the ability of Newco or Merger Sub to consummate the Merger prior to the Termination Date.

“Newco Parties” means Newco or any of its respective successors’ or permitted assignees’ former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders or any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders of any of the foregoing.

“NYSE” means the New York Stock Exchange.

“Object Code” means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is legally binding on or applicable to such Person.

“Outstanding Stock Awards” means (i) any issued and outstanding options to purchase Shares granted under or pursuant to a Company Equity Incentive Plan, (ii) any issued and outstanding shares of restricted stock granted under or pursuant to a Company Equity Incentive Plan, and payable in accordance with a vesting schedule or issuance schedule, including a performance-based vesting schedule or issuance schedule, and (iii) any issued and outstanding restricted stock units, whether payable in cash, shares or otherwise, granted under or pursuant to a Company Equity Incentive Plan, and payable in accordance with a vesting schedule or issuance schedule, including a performance-based vesting schedule or issuance schedule.

“Performance Restricted Stock” means any Shares of Restricted Stock with performance-based vesting conditions that remain outstanding as of immediately prior to the Effective Time.

“Performance Restricted Stock Units” means any Restricted Stock Units with performance-based vesting conditions that remain outstanding as of immediately prior to the Effective Time.

“Permit” means any permit, license, authorization, consent, or approval required to be obtained by a Governmental Authority.

“Permitted Liens” means (i) Liens disclosed on the Balance Sheet, (ii) Liens for Taxes not yet due and payable, or Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP and (iii) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Public Software” means any Software and other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model. Public Software includes any Software and other material that is distributed under any license listed or that is substantially similar to any license listed at http://www.opensource.org/licenses.

“Registered IP” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents, financing sources, and other authorized representatives of such Person, acting in such capacity.

“Restricted Cash” means all cash and cash equivalents that are not freely useable and available to the Company because it is subject to restrictions, limitations or taxes on use or distribution either by contract, for regulatory or legal purposes, or is cash and cash equivalents that is collected from customers in advance, is being held on behalf of customers and represents a liability to such customers.

“Restricted Stock” means any issued and outstanding Share granted under or pursuant to a Company Equity Incentive Plan, that is not vested or is subject to a repurchase option (at no more than cost), risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company, in each case including any shares that, as a result of the transactions contemplated by this Agreement, will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions.

“Restricted Stock Units” means any issued and outstanding restricted stock units, whether payable in cash, shares or otherwise, granted under or pursuant to a Company Equity Incentive Plan, and payable in accordance with a vesting schedule or issuance schedule, including a performance-based vesting schedule or issuance schedule.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all User Documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any binding, written Acquisition Proposal made by a Third Party after the date of this Agreement that (i) was not solicited in violation of Section 6.2(a) and (ii) the Company Board determines (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such Acquisition Proposal, including the financial, legal, regulatory and other aspects of such Acquisition Proposal) is more favorable to the Company Stockholders, from a financial point of view, than the transactions contemplated by this Agreement; provided, that, for purposes of this definition of “Superior Proposal,” references to the term “Acquisition Transaction” to “15%” and “85%” shall be deemed to be references to “50%”.

“Stock Award” means any equity-based award, whether payable in stock, cash or other property or any combination of the foregoing.

“Tax” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and similar governmental charges, fees, customs, duties, impositions and liabilities, in each case in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, license, franchise, withholding, payroll, recapture, employment, excise and property taxes, and any other tax or other like assessment or charge of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all returns, declarations, estimates, reports, statements and other documents filed or required to be filed in respect of any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Technology” means all tangible items related to, constituting, disclosing or embodying any or all of the following: any technology, information, know how, works of authorship, trade secrets, ideas, improvements, discoveries, inventions (whether or not patented or patentable), proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, show how, techniques, design rules, algorithms, routines, models, plans, methodologies, Software, firmware, computer programs (whether Source Code or Object Code), files, formulas, records, compilations, including any and all data and collections of data, databases processes, prototypes, schematics, netlists, test methodologies, development work and tools and all User Documentation.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Newco or any of its Affiliates or Representatives.

“Unpaid Company Transaction Expenses” means, to the extent they remain unpaid as of immediately prior to the Closing, all (i) fees and expenses incurred by the Company to its and its Affiliates’ respective professional advisors, counsel, brokers, finders, accountants and agents, in each case, arising from or incurred in connection with the process by which the Company and Parent discussed and negotiated this Agreement, the documents entered in connection with this Agreement and the transactions contemplated by this Agreement and such other documents, and (ii) any change in control, stay or retention payments due as a result of the transactions contemplated by this Agreement, whether due and payable prior to, at or after the Closing and all related fees and expenses related thereto (including the employer portion of any related payroll Taxes and any amounts to offset any excise Taxes imposed under Law and any related income Taxes).

“User Documentation” means explanatory and informational materials concerning the Company Products, in printed or electronic format, which Company or its Subsidiaries has released for distribution to end users or customers with such Company Products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

“WARN” means the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar Applicable Law.

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